UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant                ☑
Filed by a Party other than the Registrant    ☐
Check the appropriate box:
☑    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12
OMNOVA SOLUTIONS INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)    Title of each class of securities to which transaction applies:
(2)    Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)    Proposed maximum aggregate value of transaction:
(5)    Total fee paid:
☐    Fee paid previously with preliminary materials.
☐    Check if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)    Amount Previously Paid:
(2)    Form, Schedule or Registration No.:
(3)    Filing Party:
(4)    Date Filed:

PRELIMINARY COPY - SUBJECT TO COMPLETION

OMNOVA SOLUTIONS

2016 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING

FEBRUARY , 2016

25435 Harvard Road Beachwood, OH 44122 www.omnova.com
February , 2016
Dear Fellow Shareholder:
We are pleased to invite you to attend the 2016 annual meeting of shareholders (the “Annual Meeting”) of OMNOVA Solutions Inc. (the “Company” or “OMNOVA”) on Thursday, March 17, 2016. The meeting will be held at OMNOVA Solutions' World Headquarters, 25435 Harvard Road, Beachwood, Ohio 44122 beginning at 9:00 a.m., Eastern time.
The following notice and proxy statement contain important information about proxy voting and the business to be conducted at the Annual Meeting. We encourage you to read it carefully.
Whether or not you attend the Annual Meeting, your vote is important. We strongly encourage you to vote by proxy over the Internet, by phone, or by returning your proxy card if this proxy statement was mailed to you.
On behalf of the Board of Directors and officers of OMNOVA, thank you for your continuing support and confidence. We look forward to seeing you at the meeting.
Sincerely,
Kevin M. McMullen
Chairman of the Board,
Chief Executive Officer
and President

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, please be advised that OMNOVA Solutions Inc. intends to release definitive copies of the proxy statement to security holders on or about February 5, 2016.

Notice of Annual Meeting of Shareholders
Thursday, March 17, 2016
9:00 a.m., Eastern time
Location
OMNOVA Solutions' World Headquarters, 25435 Harvard Road, Beachwood, Ohio 44122
Business items

1.	Election of the three directors named in the proxy statement to serve for three-year terms expiring at the 2019 annual meeting of shareholders of OMNOVA.

2.	Ratification of the appointment of Ernst & Young LLP as independent auditors of OMNOVA for the fiscal year ending November 30, 2016.

3.	Approval, on an advisory basis, of OMNOVA’s named executive officer compensation.

4.	Approval of amendments to OMNOVA’s Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations to require majority voting in uncontested director elections.

5.
Approval of an amendment to OMNOVA’s Amended and Restated Code of Regulations to allow the OMNOVA Board of Directors to amend the Amended and Restated Code of Regulations to the extent permitted by Ohio law.

6.	Approval of the OMNOVA Solutions Inc. Employee Share Purchase Plan.
Record date
Only shareholders of record at the close of business on Tuesday, January 19, 2016 will be entitled to receive notice of and to vote at the Annual Meeting.
Voting
Your vote is important. Please vote your shares by proxy promptly via the Internet, by phone, or by mailing your signed proxy card in the enclosed return envelope if this proxy statement was mailed to you. Submitting your proxy now does not prevent you from voting your shares and overriding your proxy instructions if you attend the Annual Meeting in person.
Notice of Internet availability of proxy materials
Important notice regarding the availability of proxy materials for the shareholder meeting to be held on Thursday, March 17, 2016. OMNOVA’s proxy statement, proxy card, and 2015 Annual Report on Form 10-K for the fiscal year ended November 30, 2015 are available free of charge at www.omnova.com and www.proxyvote.com.
Availability of proxy materials
We will make the Notice of Internet Availability of Proxy Materials available to shareholders on or about February , 2016. On or about the same date, we will begin mailing paper copies of OMNOVA’s proxy materials to those shareholders who have requested them.
By order of the Board of Directors
Frank P. Esposito
Assistant General Counsel & Corporate Secretary
February , 2016

Proxy Summary
This proxy summary highlights some of the key information presented throughout the proxy statement. It does not contain all of the information you should consider. Please review the entire proxy statement carefully before voting by your shares.
OMNOVA Solutions
OMNOVA Solutions Inc. (the “Company” or “OMNOVA”) is a global innovator of performance-enhancing chemistries and surfaces for a variety of commercial, industrial, and residential end uses. As a business-to-business strategic supplier, OMNOVA provides The Science in Better Brands, with emulsion polymers, specialty chemicals, and decorative surfaces that are critical to the performance of top brand-name, end-use products sold around the world. OMNOVA’s sales for the 2015 fiscal year ending November 30, 2015 were $838 million. The Company has a global workforce of approximately 2,300 employees.
OMNOVA’s Performance Chemicals segment produces a broad range of emulsion polymers and specialty chemicals. Its products provide a variety of functional properties to enhance its customers’ products, including greater strength, adhesion, dimensional stability, corrosion resistance, fire protection, water resistance, flow and leveling, improved processibility, and enhanced appearance. Performance Chemicals is recognized for its core capabilities in emulsion polymerization and emulsion polymer technology and for its ability to rapidly develop, manufacture, and deliver highly customized products that provide innovative and value-added solutions to customers across a broad array of end markets and applications.
OMNOVA’s Engineered Surfaces segment develops, designs, produces, and markets a broad line of engineered surfacing products, including coated fabrics; vinyl, paper and specialty laminates; and performance films. These products are used in numerous applications, including commercial building refurbishment; new construction; residential cabinets; flooring; ceiling tile; retail displays; office furniture; furnishings for health care facilities and restaurant chains; automobiles; recreational vehicles; manufactured housing and related products; and a variety of performance film applications. OMNOVA’s core competencies in innovative product development, design, compounding, calendering, casting, printing, coating, and embossing enable the Engineered Surfaces segment to develop unique, aesthetically pleasing surfacing products that have strong functional properties, including greater durability and cleaning, and scratch, stain, chip, and crack resistance. The Engineered Surfaces segment has strong custom color and design capabilities; an extensive design library covering a broad range of patterns, textures and colors; product formulation expertise; and coating and processing capabilities.
Notice of Internet availability of proxy materials
Important notice regarding the availability of proxy materials for the shareholder meeting to be held on Thursday, March 17, 2016. OMNOVA’s proxy statement, proxy card, and 2015 Annual Report on Form 10-K for the fiscal year ended November 30, 2015 are available free of charge at www.omnova.com and www.proxyvote.com.

2015 performance highlights
Despite significant market and economic headwinds during the 2015 fiscal year, OMNOVA delivered Adjusted Segment Operating Profit* and Adjusted Diluted Earnings per Share* growth, even as it executed a significant restructuring of its Performance Chemicals business (including reducing selling, general, and administrative expense) and additional cost reductions in its Engineered Surfaces segment.
Management is committed to a strategy with four major components: (1) accelerating profitable growth in key specialty businesses such as specialty coatings, laminates, nonwovens, construction materials, elastomeric modifiers, and oil and gas; (2) stabilizing OMNOVA’s traditional core business and driving margin expansion and improved cash generation; (3) driving improved return on investment; and (4) deploying a balanced capital allocation policy. During the 2015 fiscal year, management took aggressive action to execute against this strategy.
In evaluating management’s performance for fiscal 2015, the Board of Directors considered the following:

Category	Accomplishment
Financial performance
Improved 2015 Adjusted Diluted Earnings per Share* by 29% to $0.36 per share, from $0.28 per share in 2014.
Improved combined Adjusted Segment Operating Profit* for its two business segments to 8.9% from 6.9% in fiscal 2014.
Delivered cash flow from operations of nearly $44 million in fiscal 2015, compared to $15 million in fiscal 2014.

Accelerating profitable growth in key specialty businesses
Restructured selling, marketing, and product development processes, including implementing key account management focus to drive volume growth, strengthening commercial and technical leadership, and refocusing technology and new product development to create sustainable value.
Refocused and realigned marketing and product management.

Stabilizing traditional core business and driving margin expansion and improved cash generation
Launched a comprehensive realignment of the manufacturing footprint of the North American Performance Chemicals business, closing and repurposing excess styrene butadiene latex capacity and consolidating manufacturing operations, expected to result in $10-$13 million of annualized savings by 2017 and improve capacity utilization to greater than 90%.
Engaged in a Company-wide SG&A restructuring, reorganizing the Performance Chemicals sales organization under new leadership, adding new leaders in technology, reducing positions, and re-engineering sales and marketing processes, expected to save an additional $4 million annually by 2017.
Completed closure of Akron, Ohio manufacturing capacity.

Driving improved return on investment	Initiated a working capital reduction process, targeting a multi-day working capital reduction.
Deploying a balanced capital allocation policy	Redeemed $50 million of aggregate principal amount of the Company's 7.875% Senior Notes, due 2018. Completed a $20 million share repurchase program.

(*)
“Adjusted Diluted Earnings per Share” and “Adjusted Segment Operating Profit” are non-GAAP financial measures. A reconciliation of GAAP to these non-GAAP financial measures can be found in Annex D, attached hereto.

Executive compensation program highlights
OMNOVA’s executive compensation program reflects a pay-for-performance philosophy for its executive officers by linking a significant portion of executive officer compensation to annual, performance-based incentives and long-term incentives that are tied to OMNOVA’s share price or requiring performance against objective, measurable financial targets. OMNOVA believes that its compensation program is fully aligned with long-term shareholder value and reflects best practices.
Consistent with this philosophy, approximately 76% of the Chairman and Chief Executive Officer’s target compensation opportunity and approximately 58% of the average target compensation opportunity for our other Named Executive Officers (defined on page 25 of this proxy statement) is at risk.

For the 2015 fiscal year, the Compensation and Corporate Governance Committee maintained base salaries with no increases and generally maintained the value of service-based restricted share awards at 2014 levels. The committee placed greater emphasis on its 2015-2016 Long-Term Incentive Plan for Named Executive Officers to increase ties to long-term results and value creation for shareholders. Although earnings and cash flow increased significantly from 2014 to 2015, 2015 annual incentives for most of the Named Executive Officers fell below target levels, primarily as a result of global issues in the oil and gas market. Performance on a significant metric within the 2014-2015 Long-Term Incentive Plan (EPS, weighted at 80%) fell below threshold, resulting in no payment against that metric.
Some of the key components of OMNOVA’s executive compensation program include:

•	Aligning shareholders and management in long-term, shareholder value creation through the use of performance-related, share based compensation

•	Maintaining a rigorous, year-round process for making and evaluating pay decisions

•	Maintaining an open dialog with institutional shareholders on all matters relevant to OMNOVA’s business, including its compensation philosophy and structure

•	Emphasizing variable- and performance-based compensation, employing a diverse set of compensation metrics

•	Balancing compensation risk and reward

•	Regularly monitoring equity plan share usage

•	Maintaining a compensation clawback policy

•	Retaining an independent compensation consultant and assessing the consultant’s independence annually

•	Prohibiting options repricing without shareholder approval or the timing of equity grants

•	No excessive perquisites or executive-only supplemental retirement programs
For a more detailed discussion of OMNOVA’s executive compensation program, please see “Compensation Discussion and Analysis” beginning on page 25 of the proxy statement.

Key corporate governance practices
The Board of Directors of OMNOVA is committed to meeting high standards of corporate governance. Some of OMNOVA’s governance best practices include:

•	All Board members, other than Mr. McMullen, are independent in accordance with the New York Stock Exchange listing standards and OMNOVA’s corporate governance guidelines (page 17)

•	Standing Board committees consist solely of independent directors (pages 15-17)

•	Robust, independent presiding director role with significant Board leadership responsibility (page 14)

•	Board members have extensive and diverse executive leadership, financial, and industry experience (pages 9-13)

•	Independent directors met in executive session at every regular 2015 Board and committee meeting (page 14)

•	Active Board leadership in the oversight of enterprise and compensation risks (pages 16 and 17)

•	Share ownership and holding requirements for executive officers and directors (page 24)

•	Prohibition on hedging or pledging of OMNOVA securities by directors, executive officers, and employees (page 24)

•	Comprehensive Board, Board committee, Board nominee, and Chief Executive Officer evaluation and self-assessment processes (page 18)

•	New director orientation and support for ongoing director education opportunities (page 18)

2015 director nominees

				Committee Memberships
Name	Age	Director Since	Independent	Audit	Compensation and Corporate Governance	Executive
David J. D’Antoni	71	2003	Yes		●
Steven W. Percy (1)	69	1999	Yes	Chair		●
Allan R. Rothwell	68	2010	Yes	●

(1)	Determined to be an “audit committee financial expert.”

Proposals for the 2016 annual meeting of shareholders (the “Annual Meeting”)

Proposal		Board Recommendation
1.	Election of 3 directors	FOR
You are being asked to elect three nominees to the OMNOVA Board of Directors. If elected, each nominee would hold office until the 2019 annual meeting of shareholders.
2.	Ratification of independent auditor	FOR
You are being asked to ratify the Audit Committee's appointment of Ernst & Young LLP as OMNOVA’s independent auditor for the 2016 fiscal year.
3.	Approval, on an advisory basis, of OMNOVA’s Named Executive Officer compensation	FOR
You are being asked to approve, on an advisory basis, the compensation of OMNOVA’s Named Executive Officers (as defined on page 25 of this proxy statement).
4.	Approval of amendments to OMNOVA's Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations to require majority voting in uncontested director elections	FOR

You are being asked to approve amendments to OMNOVA’s Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations that would require majority voting in all uncontested elections of directors.

5.
Approval of an amendment to OMNOVA’s Amended and Restated Code of Regulations to allow the OMNOVA Board of Directors to amend the Amended and Restated Code of Regulations to the extent permitted by Ohio law
FOR

You are being asked to approve an amendment to OMNOVA’s Amended and Restated Code of Regulations that would permit the Board of Directors to amend the Amended and Restated Code of Regulations, subject to limitations set forth in Ohio law.

6.	Approval of the OMNOVA Solutions Inc. Employee Share Purchase Plan	FOR

You are being asked to approve an employee share purchase plan and a reserve of 500,000 OMNOVA common shares for the plan, to encourage equity ownership among employees and further align their interests with those of OMNOVA shareholders.

Annual Meeting Information

Annual meeting date:	Thursday, March 17, 2016

Time:	9:00 a.m., Eastern time

Place:	OMNOVA Solutions' World Headquarters, 25435 Harvard Road, Beachwood, Ohio 44122

Record date:	Tuesday, January 19, 2016

Who may vote:	Shareholders as of the record date are entitled to vote. Each common share is entitled to one vote for each director nominee and one vote on each proposal being presented.

How to vote by proxy before the meeting:	Follow the instructions in the Notice of Internet Availability of Proxy Materials or on your proxy card.

Attending the meeting and voting at the meeting:
Photo identification and proof of share ownership will be required to enter the Annual Meeting. If you want to vote shares that you hold in street name, you will need to bring a legal proxy in your name from your broker, bank, or other nominee that holds your shares. Even if you plan to attend the annual meeting, we encourage all shareholders to provide their proxy instructions in advance of the meeting.

Table of Contents

Proposals for the Annual Meeting	1
Proposal 1: Election of directors	1
Proposal 2: Ratification of independent auditor	2
Proposal 3: Approval, on an advisory basis, of Named Executive Officer compensation	3
Proposal 4: Approval of amendments to OMNOVA’s Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations to require majority voting in uncontested director elections	4
Proposal 5: Approval of an amendment to OMNOVA’s Amended and Restated Code of Regulations to allow the OMNOVA Board of Directors to amend the Amended and Restated Code of Regulations to the extent permitted by Ohio law	5
Proposal 6: Approval of the OMNOVA Solutions Inc. Employee Share Purchase Plan	6

Corporate Governance and the Board	9
Nominees for election at this Annual Meeting	9
Continuing directors not up for election	10
Board leadership	14
Meetings and meeting attendance	14
Board committees	15
Risk management	16
Director independence	17
Related-party transactions	17
Director evaluations	18
Director education	18
Communication with the Board	18
Director compensation program	19
2015 director compensation table	20
Corporate governance documents	21

Ownership of OMNOVA Securities	22
Equity ownership guidelines and holding periods	24
Hedging and pledging	24
Section 16(a) beneficial ownership reporting	24
Equity compensation plan information	24

Compensation Discussion and Analysis	25
Compensation philosophy	25
Compensation practices	27
Key compensation components	27
Making compensation decisions	36

Compensation Committee Report	40

Proposals for the Annual Meeting

Proposal 1: Election of directors
The Board of Directors of OMNOVA (the “Board”) is asking shareholders to re-elect three of its current members: David J. D’Antoni, Steven W. Percy, and Allan R. Rothwell.
In accordance with OMNOVA’s Amended and Restated Code of Regulations (the “Code”), the Board has fixed the number of directors constituting the Board at eleven. The Board is divided into three classes by election year, with one class up for election each year. The members of each class serve a three-year term.
RECRUITMENT AND NOMINATION: The Compensation and Corporate Governance Committee of the Board identifies, evaluates, and recommends to the Board qualified candidates to be nominated for election at each annual meeting of shareholders. In evaluating potential nominees, the committee considers whether a candidate has demonstrated:

•	integrity, mature judgment, and effective decision making;

•
management and/or leadership experience, preferably in a senior leadership role with a publicly-traded organization or a complex, recognized organization (private, non-profit, governmental, scientific, or educational);

•	a high level of professional or business expertise relevant to OMNOVA’s business;

•	the willingness and ability to serve at least one full term and to commit the time and effort to prepare for and participate in Board and committee meetings;

•	the willingness and ability to represent all shareholders of the Company, rather than a special interest or constituency;

•	the willingness and ability to balance interests of all of the Company’s stakeholders, including its shareholders, employees, customers, local communities, and the general public;

•	the ability to think independently while participating constructively in the Board process;

•	the willingness to become a shareholder of the Company (if not one already) and to comply with the Company’s share ownership guidelines;

•	the willingness to comply with the Company’s Corporate Governance Guidelines and Business Conduct Policies; and

•	a lack of conflicts with OMNOVA, including business conflicts and conflicts that may affect the director’s ability to dedicate appropriate time and attention to OMNOVA and its shareholders.
These guidelines assist the committee’s search for and evaluation of director candidates. Candidates satisfying these criteria are considered for: skills and business experiences that complement the current Board; experience with the business activities, markets, and geographies OMNOVA participates or plans to participate in; whether the candidate would enhance the diversity of the Board in terms of gender, race, experience, and/or geography; and other factors the Board deems relevant from time to time.
First-time candidates are asked to participate in a comprehensive background and reference check, and a series of personal interviews by the Chairman of the Board, the Presiding Director, and at least one other independent director. If the committee is satisfied with its review of the candidate’s background and qualifications, it will communicate an offer for nomination to the candidate and, if the offer is accepted, recommend the candidate to the full Board for nomination.
In addition to working with the full Board and management in conducting a director candidate search, the committee may retain independent, third-party search firms to assist with identifying director candidates from time to time, as it did when identifying Janet Giesselman as a potential candidate for the Board. The committee has sole authority to retain, compensate, and terminate these firms.
Directors who are nominated for reelection to the Board participate in a comprehensive peer review including written evaluations and a discussion among the independent directors, before being renominated by the Board.
Shareholders may also recommend director candidates by providing prior written notice to the Chair of the committee. Candidates identified by shareholders are subject to the same rigorous evaluation process as candidates identified by the committee. Page 56 of this proxy statement provides important information for shareholders seeking to submit a potential candidate or candidates for consideration for the 2017 annual meeting of shareholders.
2016 NOMINEES FOR DIRECTOR: The Board has nominated David J. D’Antoni, Steven W. Percy, and Allan R. Rothwell for election as Class II directors at this annual meeting. Each nominee’s background and qualifications to serve on the Board can be found under the heading “Corporate Governance and the Board” beginning on page 9 of this proxy statement. If elected, each nominee will serve until OMNOVA’s 2019 annual meeting of shareholders, or until a successor is duly elected and qualified. Each nominee is a current director of OMNOVA.
Each of the nominees has confirmed his intention to stand for election and each has consented to be named in this proxy statement as a nominee. Although the Board expects each nominee to be available to serve as a director, if any of them is unwilling or unable to serve, the Board may decrease the size of the Board. Alternatively, the Board may designate substitute nominees (in which case additional proxy materials would be filed with the Securities and Exchange Commission and provided to shareholders in advance of the Annual Meeting), and all votes cast by proxy will be voted in favor of such substitutes.
VOTE REQUIRED: Each director will be elected by a plurality of the votes cast.
BOARD RECOMMENDATION: The Board recommends that the shareholders vote “FOR” the election of each nominee.
Proposal 2: Ratification of independent auditor
The Audit Committee of the Board has selected Ernst & Young LLP as OMNOVA’s independent auditor to examine the financial statements of OMNOVA and its subsidiaries for the fiscal year ending November 30, 2016, and the Board asks shareholders to ratify that selection.
Although the Audit Committee is solely responsible for the appointment, compensation, retention, and oversight of OMNOVA’s independent auditors, the Audit Committee believes that the Company’s shareholders should express their views concerning this appointment. The Audit Committee will consider the outcome of this vote in determining whether or not to continue Ernst & Young’s engagement with OMNOVA.
Representatives of Ernst & Young are expected to be present at the Annual Meeting to respond to any shareholder questions. They will have an opportunity to make a statement at the meeting if they desire to do so.
Additional information concerning the Ernst & Young appointment and other Audit Committee matters can be found beginning on page 52 of this proxy statement. The Board and the Audit Committee believe that the continued retention of Ernst & Young LLP as the Company’s independent auditor is in the best interest of the Company and its shareholders.
VOTE REQUIRED: The affirmative vote of the majority of the votes cast represented in person or by proxy at the Annual Meeting.
BOARD RECOMMENDATION: The Board recommends that the shareholders vote “FOR” the ratification of Ernst & Young as OMNOVA’s independent auditor for the 2016 fiscal year.

Proposal 3: Approval, on an advisory basis, of Named Executive Officer compensation
As required by Section 14A of the Exchange Act, the Board is asking shareholders to cast an advisory vote on the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed under the heading “Compensation Discussion and Analysis,” beginning on page 25 of this proxy statement, and the tabular disclosure under the heading “Compensation of Executive Officers,” beginning on page 41 of this proxy statement.
In 2011, OMNOVA’s shareholders voted to hold this advisory vote annually and the Company expects to hold the next advisory vote at the 2017 annual meeting of shareholders. Shareholders will have another opportunity to determine the frequency of this advisory vote at the 2017 annual meeting of shareholders.
OMNOVA’s executive compensation program is designed to recruit, retain, and motivate highly qualified executives and to align their interests with the shareholders’ interest of long-term value creation. OMNOVA’s compensation program allows the Compensation and Corporate Governance Committee of the Board to determine pay based on a comprehensive view of the differentiated roles, responsibilities, and performance of each Named Executive Officer and the performance of the Company overall. Among other features, the program:

•	recognizes the achievement of specific short-term and long-term strategic and financial goals;

•	provides a market-competitive total pay opportunity;

•	emphasizes variable and performance-based compensation opportunities;

•	enhances retention by subjecting a significant portion of total compensation to long-term vesting; and

•	does not encourage unnecessary and excessive risk taking.
Although this vote will not overrule any decision made by the Compensation and Corporate Governance Committee regarding Named Executive Officer compensation, the committee and the Board review the results and seek to understand them through engagement with OMNOVA shareholders. The committee and the Board expect to consider the constructive feedback obtained through this process in making future decisions about compensation.
VOTE REQUIRED: The affirmative vote of the majority of the votes cast represented in person or by proxy at the Annual Meeting.
BOARD RECOMMENDATION: The Board recommends that the shareholders vote “FOR” the approval, on an advisory basis, of Named Executive Officer compensation.

Proposal 4: Approval of amendments to OMNOVA’s Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations to require majority voting in uncontested director elections
The Board is asking shareholders to approve amendments to OMNOVA’s Amended and Restated Articles of Incorporation (the “Articles”) and Code to implement a majority voting standard in uncontested elections of directors. The Board has concluded that the adoption of a majority voting standard in uncontested elections of directors will give shareholders a greater voice in director elections by giving effect to votes “against” nominees, and by requiring a nominee to receive an affirmative majority of votes cast to obtain or retain a seat on the Board. The adoption of this standard in uncontested elections is intended to reinforce the Board’s accountability to the interests of shareholders, and to reflect emerging corporate governance best practices among companies like OMNOVA.
Under the current plurality voting standard, nominees receiving the greatest number of votes “FOR” election are elected to the Board, regardless of how many votes are cast. Under majority voting, each vote is required to be counted “FOR” or “AGAINST” a nominee’s election. To be elected to the Board, the votes cast “FOR” a nominee’s election must exceed the votes cast “AGAINST.” Shareholders would also be able to “abstain” from voting, but abstentions and broker non-votes would not be counted in determining whether the affirmative majority vote has been obtained. If approved, the majority voting standard would only apply in uncontested elections of directors. In contested elections, plurality voting would remain the voting standard since it is the only standard that ensures all vacant board seats would be filled.
Ohio Revised Code Section 1701.55(b) requires that an Ohio company seeking to provide for majority voting do so in its articles of incorporation, rather than its code of regulations. OMNOVA’s current plurality voting standard for director elections is set forth in its Code. The Board is therefore asking shareholders to approve amendments to the Articles to implement majority voting, and amendments to the Code to remove the references to the plurality voting standard. Since these amendments to the Articles and Code are inextricably intertwined, by voting “FOR” this proposal, shareholders will be authorizing the Board to implement both amendments (the “Amendments”). Annex A to this proxy statement shows the changes to the Articles and Code that would be required to implement the Amendments.
If approved by shareholders, the Amendments will become effective upon the filing of an amendment to the Amended and Restated Articles of Incorporation with the Ohio Secretary of State. OMNOVA would make this filing promptly after shareholder approval at the Annual Meeting. The new majority voting standard would then be effective for an uncontested election of directors at OMNOVA’s 2017 annual meeting of shareholders.
Currently, under Ohio Revised Code Section 1701.51, an incumbent director who is not re-elected remains in office until the director’s successor is elected and qualified, or until his or her earlier resignation or removal. Therefore, if this proposal is approved by the shareholders, the Board will also amend its Corporate Governance Guidelines to provide a director resignation policy if a nominee who is currently a director of OMNOVA is not re-elected to the Board by an affirmative majority of the votes cast at an uncontested election. The resignation policy would require the director to tender his or her resignation to the Chair of the Compensation and Corporate Governance Committee, with the Board determining within 90 days whether to accept the resignation. Annex A to this proxy statement includes the director resignation policy as it would be adopted into OMNOVA’s Corporate Governance Guidelines by the Board.
VOTE REQUIRED: The affirmative vote of 80% of the voting power of the Company is required to approve this proposal.
BOARD RECOMMENDATION: The Board recommends that the shareholders vote “FOR” the approval of the Amendments to require majority voting in uncontested director elections.

Proposal 5: Approval of an amendment to OMNOVA’s Amended and Restated Code of Regulations to allow the Board to amend the Amended and Restated Code of Regulations to the extent permitted by Ohio law
The Board is asking shareholders to approve an amendment to the Code allowing the Board to amend the Code as and to the extent permitted by Ohio law. The Code currently requires shareholders to adopt all amendments to it, regardless of how minor or whether the change is required by law. Annex B to this proxy statement shows the changes to the Code needed to implement the proposal. The following discussion is qualified in its entirety by reference to Annex B.
Many states, such as Delaware, have historically allowed boards of directors to amend a corporation’s bylaws (the equivalent of a code of regulations in Ohio) without shareholder approval. In 2006, Ohio’s law was changed, allowing Ohio corporations to amend their codes of regulations to provide boards of directors with flexibility similar to Delaware corporations. The Ohio law ensures, however, that shareholders retain the power to adopt, amend, or repeal the corporation’s code of regulations, and reserves to shareholders the right to approve amendments affecting certain fundamental governance matters, including:

•	changing the percentage of common shares needed to call a special shareholders’ meeting;

•	changing the length of the time period require for notice of shareholders’ meetings;

•	changing the requirement for a quorum at shareholders’ meetings;

•	prohibiting shareholder or director actions from being authorized or taken by written consent;

•	changing the length of the terms of office of OMNOVA’s directors or to amend provisions providing for the classification of directors;

•	requiring greater than a majority vote of shareholders to remove directors without cause;

•	changing the requirements for quorum at directors’ meetings or the required vote for an action of the directors; or

•	adding, changing, or removing any requirement that a “control share acquisition” of the corporation be approved by the corporation’s shareholders.
If shareholders approve this proposal, Regulation 35 of the Code would be revised to allow the Board to amend the Code in the future, but only to the extent permitted by Ohio law. Since 2006, shareholders of many Ohio public companies have approved amendments to their codes of regulations to allow their boards to amend their regulations. Although the Board cannot predict in advance how the Board will exercise this power, if approved by shareholders, the Board anticipates that it may be used from time to time to modernize the Code (for example, by expressly recognizing electronic signatures), to conform to changes in laws applicable to OMNOVA, and to make administrative, ministerial, procedural, and other changes as the Board deems appropriate. OMNOVA would be required to promptly notify shareholders of any amendments that the Board makes to the Code by filing a report with the Securities and Exchange Commission.
The amendment to the Code authorized by this proposal would be effective immediately upon shareholder approval. Even if shareholders approve this proposal, shareholders will retain the power to adopt, amend, and repeal the Code without any action by the Board. Accordingly, shareholders will have the ability to change, modify, or repeal amendments that have been made by the Board without shareholder approval should shareholders determine that course to be appropriate. Under no circumstances will the Board be permitted to delegate its authority to adopt, amend, or repeal the Code to a committee of the Board.
VOTE REQUIRED: The affirmative vote of 80% of the voting power of the Company is required to approve this proposal.
BOARD RECOMMENDATION: The Board recommends that the shareholders vote “FOR” approval of amendments to the Code to allow the Board to amend the Code to the extent permitted under Ohio law.

Proposal 6: Approval of the OMNOVA Solutions Inc. Employee Share Purchase Plan
The Board is asking shareholders to approve the OMNOVA Solutions Inc. Employee Share Purchase Plan(the “Plan”) and a reservation of 500,000 of our common shares for issuance to Company employees under the Plan (representing approximately 1% of our outstanding stock on January 19, 2016). On January 21, 2016, the Board adopted the Plan, subject to approval by the Company’s shareholders at the Annual Meeting. The Plan provides employees with an opportunity to purchase our common shares at a 15% discount from their fair market value. The Plan is not intended to be treated as a tax-qualified employee stock purchase plan under Section 423 of the Internal Revenue Code.
The following description of the Plan is qualified in its entirety by reference to the full text of the Plan, attached hereto as Annex C.
Plan Summary
The purpose of the Plan is to encourage equity ownership and facilitate an ownership culture among a broad cross section of the Company’s employees, further aligning employees’ interests with those of our shareholders. The Board believes the Plan will enhance good employee relationships and will provide a competitive advantage in the attraction and retention of highly-qualified employees.
The aggregate number of common shares that may be issued by the Company under the Plan without further shareholder approval is 500,000, subject to adjustment as provided in the Plan in the event of a stock dividend, stock split, merger, consolidation, reorganization or other capital adjustment or corporate transaction.
Following shareholder approval, the Company intends to implement the Plan by June of 2016. The Plan will only become effective upon the filing by the Company of a Registration Statement with the Securities and Exchange Commission registering the common shares eligible for issuance under the Plan.
Plan Administration
The Company’s Compensation and Corporate Governance Committee has been designated as the Plan administrator. The Plan administrator is authorized to delegate all or any of its authority, to any one or more members of management, a committee of management, or to a third-party administrator, as determined in the Plan administrator’s sole discretion. The Plan administrator may amend, modify, or terminate the Plan at any time. However, any amendment that must be approved by OMNOVA shareholders in order to comply with applicable law or the rules of the New York Stock Exchange (such as to increase the number of shares available for purchase under the Plan) will not be effective until shareholder approval has been obtained.
Eligibility
The Plan administrator has discretionary authority to designate the employees who are eligible to particpate in the Plan. Except as otherwise determined by the Plan administrator, all U.S.-based full-time employees (including executive officers) of the Company and its subsidiaries will be eligible to participate in the Plan. Non-employee directors of the Company will not be eligible to participate in the Plan. Additionally, the Plan prohibits participation by any person who directly or indirectly owns (or after acquiring OMNOVA common shares under the Plan would come to own) 5% or more of the total voting power of all equity securities of OMNOVA. Currently, approximately 1,000 employees would be eligible to participate in the Plan.

Participation
Participation in the Plan is strictly voluntary. Eligible employees can become Plan participants at any time by enrolling in the manner prescribed by the Plan administrator. The enrollment does not become effective until the beginning of the Plan’s next offering period (as described below). Each Plan participant must authorize his or her contributions to the Plan, which are generally collected through payroll deductions. Plan participants must contribute a minimum of $10 per pay period and may not contribute more than $975 per pay period. No participant will be permitted to contribute to the Plan more than twenty-five thousand dollars of eligible compensation ($25,000) per calendar year.
Offering Periods
Each offering period under the Plan will be one calendar month. The first offering period will occur on the first of the month following the date that the Plan becomes effective, and additional and consecutive one-calendar month offering periods will occur until the full authorization of common shares under the Plan (500,000) has been exhausted or an additional reservation of shares has been approved by shareholders.
Purchase of Shares
OMNOVA common shares generally will be purchased under the Plan on the fifteenth day of the month immediately following the end of an offering period (the “Investment Date”), or if that day is a Saturday, Sunday, holiday, or other day on which the New York Stock Exchange is not open for trading, the next available trading day.
Source of Shares
To satisfy the purchase of OMNOVA common shares on an Investment Date, the Plan administrator will be authorized, in its sole judgment, to issue OMNOVA common shares held in the Company’s treasury, to issue authorized but unissued OMNOVA common shares, and to purchase OMNOVA common shares on the open market.
Purchase Price
The total amount of outstanding contributions to the Plan during an offering period will be used to purchase OMNOVA common shares on the Investment Date. OMNOVA common shares that are purchased directly from OMNOVA will be purchased at a price equal to 85% of the closing price of OMNOVA’s common shares on the New York Stock Exchange on the applicable Investment Date. A Participant’s purchase price for OMNOVA common shares that are purchased in the open market with respect to an offering price will be purchased equal to 85% of the weighted average price paid by the Plan administrator in all such purchases. No commission or service charge will be paid by a participant in connection with purchases under the Amended and Restated Stock Purchase Plan. As of January 19, 2016, the closing price of an OMNOVA common share on the New York Stock Exchange was $4.69.
The OMNOVA common shares that are purchased on an Investment Date will be allocated to each Plan participant in proportion to his or her individual Plan contributions during the prior offering period.
Change or Termination of Contributions; Separation of Employment
A participant will be permitted to change the amount of his or her contributions, or terminate his or her contributions altogether, by delivering notice in a manner determined by the Plan administrator. Any change or termination of contributions will not become effective until the beginning of the next offering period. If a participant is separated from employment for any reason, participation in the Plan will cease immediately, and the balance of the uninvested contributions held on the employee’s behalf will be remitted to the participant.

Transfer and Pledging Restrictions
Rights to purchase OMNOVA common shares under the Plan are not transferable. In addition, OMNOVA common shares held in the Plan participant’s account may not be pledged or assigned.
Restriction Period
OMNOVA common shares acquired through the Plan that are sold or withdrawn from the Plan participant’s account less than one year from the Investment Date for those common shares are subject to forfeiture of the purchase price discount offered under the Plan for those common shares.
New Plan Benefits
Participation in the Plan is strictly voluntary and dependent on each eligible employee's election to participate in the Plan and the amount of eligible compensation he or she elects to contribute. Therefore, the benefits and amounts that will be received or allocated under the Plan, and the identity and number of eligible employees who will participate in the Plan, are not determinable.
FEDERAL INCOME TAX CONSEQUENCES
The following is a brief summary of the U.S. federal income tax consequences applicable to awards granted under the Plan based on federal income tax laws in effect on the date of this proxy statement. This summary is not exhaustive and does not address all matters that may be relevant to a particular participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, or other tax laws other than federal income tax law. Because individual circumstances may vary, the Company advises all participants to consult their own tax adviser concerning the tax implications of awards granted under the Plan.
The Plan is not intended to qualify as an “employee stock purchase plan” for purposes of Section 423 of the Internal Revenue Code, and participants in the Plan, therefore, will not be eligible for the special tax treatment provided to tax-qualified employee stock purchase plans under Section 423 of the Internal Revenue Code.
A participant who elects to purchase OMNOVA common shares under the Plan will recognize as ordinary income the amount of the purchase price discount attributable to the participant’s purchases under the Plan and the amount of any commissions and brokerage fees paid by the Company on the participant’s behalf in connection with such purchases. The participant also will recognize as ordinary income an amount equal to any base pay amounts withheld for purposes of purchasing common shares under the Plan. To the extent that a participant recognizes ordinary income in the circumstances described above, the participant’s employer generally will be entitled to a corresponding deduction provided, among other things, that such deduction meets the test of reasonableness, is an ordinary and necessary business expense, and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.
Upon subsequent resale of common shares purchased under the Plan, the difference between the sale price and the Participant’s basis in the common shares (generally, the fair market value on the Investment Date) generally will be treated either as a capital gain or loss, and will be long term or short term depending on if the common shares are held for more than one year from the Investment Date.
VOTE REQUIRED: The affirmative vote of the majority of the votes cast represented in person or by proxy at the Annual Meeting.
BOARD RECOMMENDATION: The Board recommends that the shareholders vote “FOR” approval of the OMNOVA Solutions Inc. Employee Share Purchase Plan.

Corporate Governance and the Board
The Board represents OMNOVA shareholders while overseeing and supporting OMNOVA management in the achievement of its stated objectives and in building long-term shareholder value. Members of the Board monitor and evaluate OMNOVA’s business performance through regular communication with the Chief Executive Officer and senior management, and by attending Board and committee meetings.
Nominees for election at this Annual Meeting

David J. D’Antoni
Age:	71
Director since:	2003
OMNOVA Committees:	Compensation and Corporate Governance Committee
Other public boards:	State Auto Financial Corporation (NASDAQ), since 1995 Compass Minerals International, Inc. (NYSE), since 2004
Mr. D’Antoni served as the Senior Vice President (from 1988) and Group Operating Officer (from 1999) of Ashland Inc., a specialty chemical, energy, and transportation construction company, until his retirement in 2004. Prior to that, Mr. D'Antoni served as President of Ashland Paving and Construction, Inc. and as President of Ashland Chemical Company.
Mr. D’Antoni’s experience as a senior executive at Ashland and his service with the boards of public companies provides him with valuable chemicals industry and leadership experience. He brings significant knowledge in the areas of corporate governance; acquisitions and divestitures; environmental, health, and safety matters; operations; purchasing; and sales. Mr. D’Antoni has been recognized as an NACD Fellow, the National Association of Corporate Directors' highest level of credentialing for public company directors.

Steven W. Percy
Age:	69
Director since:	1999
OMNOVA Committees:	Executive Commitee Audit Committee (Chair)
Other public boards:	Wavefront Technology Solutions, Inc. (TSX), since 2003
Prior to his retirement in 1999, Mr. Percy had been the Chairman and Chief Executive Officer of BP America Inc., an international energy company, since 1996. Over a twenty-three year career with BP, he held leadership positions of increasing responsibility in the United States and Europe, including as chief executive of BP Finance International and BP Oil. From July 2012 to June 2013, Mr. Percy served as the Interim Dean of the Monte Ahuja College of Business at Cleveland State University.
As Chairman and Chief Executive Officer of BP America and chief executive of BP Finance International, Mr. Percy developed significant knowledge of the industries in which OMNOVA operates; key OMNOVA growth markets, accounting and financial expertise; and valuable experience in general management and environmental, health, and safety matters. His recent role as Dean of the Monte Ahuja College of Business exposed him to cutting edge business management practices. Mr. Percy has been determined to be an "audit committee financial expert" as defined by the Securities and Exchange Commission.

Allan R. Rothwell
Age:	68
Director since:	2010
OMNOVA Committees:	Audit Committee
Other public boards:	Compass Minerals International, Inc. (NYSE), since 2006
In 2006, Mr. Rothwell retired as Executive Vice President of Eastman Chemical Company, a global manufacturer and distributor of chemicals, fibers, and plastics. From 2002 until his retirement, Mr. Rothwell also served as President of Eastman’s Voridian division. During his career with Eastman, Mr. Rothwell held a variety of executive and senior management roles, including as Chief Financial Officer and President of various divisions.
Mr. Rothwell’s prior experience as a senior executive officer of Eastman Chemical Company and his service with public company boards provides him with valuable chemicals industry experience and significant knowledge and expertise in the areas of general management; strategic planning; sales; finance; international business; and acquisitions and divestitures.

Continuing directors not up for election

Joseph M. Gingo
Age:	71
Director since:	2015
Director class:	Class III (Expiring 2017)
OMNOVA Committees:	Audit Committee
Other public boards:	A. Schulman Inc. (NYSE), since 2008 OM Group, Inc. (NYSE), 2015
Since 2008, Mr. Gingo has been the Chairman of the Board of A. Schulman, Inc., an international supplier of plastic compounds and resins with over 3,900 employees and fiscal 2015 revenues of approximately $2.4 billion. From 2008 until his retirement in 2014, Mr. Gingo also served as A. Schulman's President and Chief Executive Officer. Prior to working at A. Schulman, Mr. Gingo was employed with the Goodyear Tire & Rubber Company for over 40 years in a variety of executive, senior management, and innovation and product management roles.
Mr. Gingo brings to the Board extensive business and leadership experience as Chairman and former President and Chief Executive Officer of A. Schulman, a publicly-traded company. Mr. Gingo has significant knowledge and expertise in the areas of general management, operations and strategy, as well as significant experience providing leadership in industrial and manufacturing companies.

Janet Plaut Giesselman
Age:	61
Director since:	2015
Director class:	Class I (Expiring 2018)
OMNOVA Committees:	Audit Committee
Other public boards:	Twin Disc, Incorporated (NASDAQ), since 2015 Ag Growth International (TSX), since 2013
Ms. Giesselman is the retired President and General Manager of Dow Oil & Gas, a business unit of The Dow Chemical Company, a global manufacturer of agriculture, energy, specialty and commodity chemicals. From 2001 to 2010, she held numerous senior leadership positions throughout the organization and across geographies. Before joining Dow, Ms. Giesselman held various leadership positions in sales, marketing, and strategic planning with Rohm & Hass Company, a specialty and performance materials company. Currently, Ms. Giessleman is an independent consultant focusing on strategic planning and execution for companies with international growth objectives.
Ms. Giesselman brings to the board significant leadership experience as a senior executive at The Dow Chemical Company, as well as service on the board of directors of a publicly traded company. She brings critical insights into the specialty chemicals business, and in particular experience in the Company’s strategic growth markets, like oil and gas, and several of its challenged traditional core markets. She has extensive knowledge in the areas of corporate compensation; governance; international business; strategy; general management; acquisitions and divestitures; sales and marketing; environmental, health and safety; regulatory; and operations.

Kevin M. McMullen
Age:	55
Director since:	2000
Director class:	Class I (Expiring 2018)
OMNOVA Committees:	Executive Committee (Chair)
Other public boards:	STERIS plc (NYSE), since 2000
Mr. McMullen has been the Chairman of the Board of OMNOVA since 2001, and its Chief Executive Officer and President and a Director since 2000. In early 2000, Mr. McMullen became OMNOVA's President and Chief Operating Officer, and from 1998 to 1999 he served as its President, Decorative & Building Products. Mr. McMullen served as President of the Decorative & Building Products business unit of GenCorp, Inc., OMNOVA's predecessor from 1996 to 1999. Earlier in his career, Mr. McMullen served in various roles with General Electric Corporation, including as General Manager of its Commercial & Industrial Lighting business and as General Manager of Business Development and Strategic Planning. Mr. McMullen began his career with McKinsey & Co., an international consulting firm.
Mr. McMullen brings strong leadership, extensive management and operating experience, and a deep understanding of the Company’s business and markets. During his 19 years with OMNOVA and its predecessor GenCorp, Mr. McMullen has developed extensive knowledge of the Company and its customers, suppliers and investors. He provides the Board with candid insight into the Company’s industry, customers, markets, operations, management team, strategic position, and actions to advance long-term shareholder value.

Michael J. Merriman
Age:	59
Director since:	2008
Director class:	Class III (Expiring 2017)
OMNOVA Committees:	Executive Committee Compensation and Corporate Governance Committee (Chair)
Other public boards:	Regis Corporation (NYSE), since 2011 Nordson Corporation (NASDAQ), since 2008 Invacare Corporation (NYSE), since 2014 American Greetings Corporation (NYSE), 2006–2013 RC2 Corporation (NASDAQ), 2004-2011
Since 2008, Mr. Merriman has been an Operating Advisor for Resilience Capital Partners LLC, a leading private equity firm investing across a range of industries. From 2006 through 2007, Mr. Merriman was the Chief Executive Officer of The Lamson & Sessions Co., a manufacturer of thermoplastic conduit, fittings, and electrical switch and outlet boxes. Previously, Mr. Merriman was Chief Financial Officer of American Greetings Corporation, a consumer products company, from 2005 to 2006. Prior to that, from 1995 until 2004, he was the President and Chief Executive Officer of Royal Appliance Mfg. Co./ Dirt Devil Inc.
Mr. Merriman’s prior experience as chief executive officer and chief financial officer of two public companies and his service on the boards of public companies, as well as his experience at Resilience, provides him with valuable experience and significant knowledge in the areas of executive management, strategy, corporate governance, acquisitions and divestitures, finance and financial reporting, and investor relations.

James A. Mitarotonda
Age:	61
Director since:	2015
Director class:	Class III (Expiring 2017)
OMNOVA Committees:	Audit Committee
Other public boards:
The Eastern Company (NYSE), since 2015
Pep Boys - Manny, Moe and Jack (NYSE), since 2006
A. Schulman, Inc. (NYSE), since 2005
Barington/Hilco Acquisition Corp. (NYSE), since 2014
Ebix, Inc. (NASDAQ), 2014–2015
Jones Group, Inc. (NYSE), 2013–2014
Amerion International Corp. (NYSE), 2011
Gerber Scientific, Inc. (NYSE), 2010–2011

Mr. Mitarotonda has been the Chairman of the Board, President, and Chief Executive Officer of Barington Capital Group, L.P., an investment firm, since 1991, and of Barington Companies Investors, LLC, the general partner of Barington Companies Equity Partners, L.P., a value-oriented, activist investment fund, since 1999. Barington and its affiliates have extensive experience investing in industrial and specialty chemicals companies, including Ameron International, Stewart & Stevenson Services, Griffon Corporation, Gerber Scientific, The Eastern Company, Spartech Corporation, and A. Schulman, Inc.
Mr. Mitarotonda brings to the Board extensive public company director experience; financial, investment banking and corporate governance expertise; executive leadership experience as a chief executive officer; and experience investing in industrial and specialty chemical companies.

Larry B. Porcellato
Age:	57
Director since:	2008
Director class:	Class I (Expiring 2018)
OMNOVA Committees:	Compensation and Corporate Governance Committee
Other public boards:	HNI Corporation (NYSE), since 2004
From 2009 to 2014, Mr. Porcellato was the Chief Executive Officer of The Homax Group, Inc., a worldwide leader in the design, manufacture, and marketing of do-it-yourself, construction, and specialty coatings products. From 2002 to 2007, he was the Chief Executive Officer of ICI Paints North America, a division of Imperial Chemical Industries PLC, and from 2000 to 2002 was Executive Vice President and General Manager, ICI Paint Stores, North America. Previously, he held executive and leadership roles with Stanley Mechanics Tools and Rubbermaid Incorporated.
Mr. Porcellato’s experience as the Chief Executive Officer of The Homax Group, Inc. and ICI Paints North America, as well as his service on the boards of public companies, provides him valuable experience in manufacturing and distribution; industrial and specialty coatings; and significant knowledge and expertise in the areas of strategy, general management and finance, accounting and financial reporting.

William R. Seelbach
Age:	67
Director since:	2002
Director class:	Class III (Expiring 2017)
OMNOVA Committees:	Compensation and Corporate Governance Committee
Since 2007, Mr. Seelbach has been an Operating Partner and now a Senior Advisor with the Riverside Company, the world's largest private equity firm focused on investing in companies at the smaller end of the middle market. and a Senior Managing Director of Headwaters SC, a consulting firm for privately owned businesses, since 2014. Previously, Mr. Seelbach was the President and Chief Executive Officer of the Ohio Aerospace Institute, a technology-focused research organization, from 2003 through 2006. Prior to that, he was the President of Brush Engineered Materials, Inc., now known as Materion Corporation, a manufacturer of high performance engineered materials, and held various executive roles with Brush Wellman, Inc., from 1998 to 2002. Mr. Seelbach was also the Chairman and Chief Executive Officer of Inverness Partners, a limited liability company engaged in acquiring and operating Midwestern manufacturing companies, and a Partner with McKinsey & Co.
Mr. Seelbach’s prior experience as a public company executive officer and director, as well as his experience at Riverside, Headwaters, Inverness Partners, and McKinsey, provides him with valuable experience and significant knowledge in the areas of executive management; strategy; operations; corporate governance; acquisitions and divestitures; and finance.

Robert A. Stefanko
Age:	73
Director since:	2006
Director class:	Class I (Expires 2018)
OMNOVA Committees:	Compensation and Corporate Governance Committee
Other public boards:	Myers Industries Inc. (NYSE), since 2007
In April 2006, Mr. Stefanko retired as Chairman of the Board and Executive Vice President—Finance and Administration of A. Schulman, Inc., an international supplier of plastic compounds and resins, positions which he had held since 1991 and 1989, respectively. Mr. Stefanko joined A. Schulman in 1972, was appointed Vice President—Finance in 1979 and became a member of A. Schulman’s Board of Directors in 1980.
Mr. Stefanko’s prior experience as Chairman of the Board and Executive Vice President—Finance and Administration at A. Schulman, and his current service on the board of directors of another publicly traded company, has provided him with valuable specialty chemicals industry and international business experience and with significant knowledge and expertise in the areas of corporate governance, executive compensation, general management, investor relations, accounting and financial reporting matters, tax, and risk management.

Board leadership
The Board has established a leadership structure including separate independent Presiding Director and Chairman roles. The Chairman is selected by the directors and is currently OMNOVA’s Chief Executive Officer, Mr. McMullen. The Board believes that Mr. McMullen’s continued service as Chairman is appropriate given his expertise with and contributions to OMNOVA. The Presiding Director is selected from among the Board’s independent directors and is currently Mr. Merriman. The Presiding Director’s duties include, among others, presiding at all meetings of the Board at which the Chairman is not present, presiding over executive sessions of the independent directors, providing direction on agendas, schedules, and materials for Board meetings, and facilitating the annual evaluation of Board nominees and the Chief Executive Officer.
Periodically, the Board evaluates whether its leadership structure remains the most effective for OMNOVA and its shareholders. The Board believes that maintaining the flexibility to determine its leadership structure as facts and circumstances necessitate, rather than establishing a leadership structure through a rigidly applied policy, is in the best interests of all shareholders. The Board believes its current leadership structure is the most effective for shareholders because it provides strong, independent Board leadership, oversight, and engagement, while permitting the Chairman and Chief Executive Officer to stay deeply connected to the key strategy and policy matters requiring the Board’s focus.
Meetings and meeting attendance
The Board meets regularly during the year, and holds special meetings or acts by unanimous written consent as circumstances require. The Board and each of its committees meet in executive session at each meeting. The Board and its committees held a total of 37 meetings during the 2015 fiscal year. The directors attended, on average, approximately 94% of such meetings, and no director attended less than 75% of such meetings. Additionally, OMNOVA’s directors are expected to attend the annual meeting of shareholders, and all then-serving Board members did so for 2015.

Board committees
The OMNOVA Board of Directors has established two standing committees with regularly scheduled meetings: an Audit Committee and a Compensation and Corporate Governance Committee. Each of the standing committees is comprised entirely of directors satisfying applicable independence requirements set by the New York Stock Exchange. These committees regularly report on their activities and decisions to the full Board. The Board has also established an Executive Committee that meets as needed for limited purposes. The table below summarizes the membership of the Board and its committees as of the date of this proxy statement, and the number of times the Board and each committee met during the 2015 fiscal year.

Name	Board	Audit	Compensation and Corporate Governance	Executive
David J. D’Antoni	●		●
Joseph M. Gingo	●	●
Janet Plaut Giesselman	●	●
Kevin M. McMullen	Chairman			Chair
Michael J. Merriman	●		Chair	●
James A. Mitarotonda	●	●
Steven W. Percy	●	Chair		●
Larry B. Porcellato	●		●
Allan R. Rothwell	●	●
William R. Seelbach	●		●
Robert A. Stefanko	●		●
Total 2015 Meetings	21	9	7	—
The functions performed by these committees, which are described in more detail in their charters, are summarized below. The charters for each of the committees can be found on OMNOVA’s website at www.omnova.com.
Audit Committee
The Audit Committee is responsible for overseeing the financial information provided to OMNOVA’s shareholders. The Audit Committee is responsible for appointing, compensating, retaining, and terminating the Company’s independent auditor, and reviewing and discussing the audit plan and the results of the audit. The Audit Committee has sole authority to approve audit fees and any non-audit engagements. As required by Securities and Exchange Commission rules, the Audit Committee is directly involved in the review and selection of the audit partner serving on the auditor’s engagement team during required partner rotations.
The Audit Committee also oversees and reviews certain risk functions, including the internal auditor and internal controls; financial reporting; legal and compliance matters; environmental, health, and safety matters; risk management and insurance; and information security. The Audit Committee may also direct any special projects or investigations the committee deems necessary in connection with its responsibilities.
Further discussion of the Audit Committee can be found on page 52 of this proxy statement under the heading “Audit Matters.”

Compensation and Corporate Governance Committee
The Compensation and Corporate Governance Committee supports OMNOVA’s efforts to maintain an effective corporate governance program and to attract, retain, develop, and reward talent so that OMNOVA can achieve its strategic and business objectives. As OMNOVA’s compensation committee, it is responsible for overseeing the compensation of the Company’s senior executives, compensation and benefits programs, and talent management and development processes. The committee approves the performance goals and objectives and the compensation of the Chief Executive Officer and the other senior executives, and evaluates their performance relative to those goals and objectives. The committee also establishes OMNOVA’s overall compensation philosophy, and has responsibility for overseeing OMNOVA’s compensation clawback policy.
As the primary corporate governance committee of OMNOVA, the committee oversees corporate governance generally, identifies and recommends to the Board the nominees to stand for election as directors (using the process described under the heading “Proposal 1: Election of directors” in this proxy statement), oversees the annual board and Chief Executive Officer evaluation processes, and recommends appointments to Board committees. The committee periodically reviews and recommends to the Board a director compensation program that may include equity-based incentive compensation plans, using broad-based market data to aid in its review. No executive officer of OMNOVA has any role in determining the amount of director compensation, although the committee may seek assistance from Company management in designing and implementing director compensation programs.
The committee has authority to appoint, direct, oversee, and compensate independent third-party advisors and compensation consultants, and to perform the additional duties described in its charter.
Executive Committee
The Executive Committee exercises the authority of the Board, except as restricted by law or by the Executive Committee Charter, on any matter requiring Board or committee action between Board or committee meetings.
Risk management
Board oversight of corporate risk
OMNOVA’s Board plays an active role in directly and indirectly overseeing the management of OMNOVA’s risks. The Board exercises direct oversight of enterprise-wide risks, including operational, market, and strategic risks, and has delegated oversight of other risks to its committees. The Audit Committee oversees internal audit, financial reporting, compliance, and legal risks, and the implementation, management, and evaluation of appropriate risk and internal controls. The Compensation and Corporate Governance Committee oversees risks related to OMNOVA’s compensation and governance policies and practices. While each committee is responsible for evaluating and overseeing the management of particular risks, the entire Board is regularly informed through committee reports of known risks to the strategy and business of OMNOVA.
OMNOVA management employs an enterprise risk management framework to identify, assess, and manage material risks to the Company. Members of senior management regularly report on areas of material risk to the Board committees and the Board as appropriate.
The Board believes that its leadership and committee structure assists the Board’s understanding of the Company’s material risks by allowing specialized committees to focus on risks within their expertise, and by providing the Board with a single-point resource, the Chairman and Chief Executive Officer, who can provide comprehensive insight into the material risks facing the Company.

Oversight of compensation practices and risks
OMNOVA’s compensation program is designed to offer pay for performance that is market competitive, and is aligned with OMNOVA’s short- and long-term business objectives and the interests of shareholders. Annually, the Compensation and Corporate Governance Committee assesses the Company’s compensation policies and practices to determine if they inappropriately encourage excessive risk taking by employees and/or are reasonably likely to have a material adverse effect on the Company. As part of this assessment, the Committee reviews the performance metrics and other material features of OMNOVA’s incentive compensation plans, as well the policies and practices that may mitigate such risks. The material features, policies, and practices related to OMNOVA’s compensation programs are described under the heading “Compensation Discussion and Analysis” beginning on page 25 of this proxy statement. The committee engages its independent third-party compensation consultant, Pay Governance LLC, to assist with this assessment. Reviews of compensation plans by the Compensation and Corporate Governance Committee and OMNOVA management did not identify any plan that was reasonably likely to have a material adverse effect on OMNOVA or that would incentivize excessive risk taking.
Director independence
OMNOVA’s Corporate Governance Guidelines provide that at least a majority of the members of the Board will be independent under the rules of the New York Stock Exchange and other applicable laws, rules, and regulations. The independence standards set by the New York Stock Exchange identify categories of relationships between a director and OMNOVA that disqualify a director from being deemed independent.
The rules of the New York Stock Exchange charge the Board with affirmatively determining whether a director is independent from the Company. Annually, each director completes a questionnaire that provides information about relationships that might affect the director’s independence. Management also provides the Board with any relevant facts and circumstances that may affect the determination of a director’s independence.
The Board has reviewed the independence of each director and determined that, other than Mr. McMullen, all directors (David J. D’Antoni, Janet Plaut Giesselman, Joseph M. Gingo, James A. Mitarotonda, Michael J. Merriman, Steven W. Percy, Larry B. Porcellato, Allan R. Rothwell, William R. Seelbach, and Robert A. Stefanko) are independent for Board service generally, and independent for purposes of the respective committees on which they serve.
Related-party transactions
OMNOVA’s Business Conduct Policies require all employees and directors of the Company and their related persons to avoid conflicts of interest with OMNOVA. Any transaction, relationship, or arrangement with OMNOVA in which a director, employee, or other related person has a direct or indirect material interest (excluding compensation for service as an officer or director) is subject to review by the Company’s legal counsel and the Audit Committee to prevent, minimize, or eliminate possible conflicts of interest.
During the 2015 fiscal year and through the date of this proxy statement, there were no transactions between OMNOVA and any employee, director, greater-than-5% shareholder, or their related persons that were required to be disclosed under Item 404(a) of Regulation S-K, and no such transactions are currently contemplated.

Director evaluations
The Board is committed to continuous self-improvement, and has adopted a comprehensive effectiveness review and self-assessment process, overseen by the Presiding Director, that covers the Board, the Audit and the Compensation and Corporate Governance Committees, individual directors who are being renominated for election to the Board, and the Chairman and Chief Executive Officer. Each member of the Board participates, and the results are submitted directly to outside counsel to ensure candor and confidentiality. Compiled, anonymized results and comments are provided to the Presiding Director, who reports the results of the process to the full Board, to each committee, and personally to the Chief Executive Officer and each director whose terms are expiring. The results of the Chief Executive Officer evaluation are also discussed in an executive session of the Board.
Director education
OMNOVA hosts an orientation program to familiarize new Board members with its businesses, strategies, and policies, and to assist new directors in developing the skills and knowledge required for their service on the board of directors of a publicly-traded company. Continuing education programs assist directors in maintaining skills and knowledge necessary or appropriate for the performance of their responsibilities, and OMNOVA offers Board members financial and administrative support for attendance at qualifying academic or other independent programs.
Communication with the Board
Shareholders are invited to contact the Board, in writing, concerning the Board and matters of corporate governance. Envelopes must be clearly marked “Board Communication” or “Director Communication.” The communication must identify the author and state whether the intended recipients are all members of the Board, a committee of the Board, or specified directors. The Corporate Secretary routinely filters or redirects communications that are solicitations, consumer complaints, unrelated to the Company or its business, or pose a potential security risk to the addressee(s). Communications should be sent to OMNOVA’s headquarters at 25435 Harvard Road, Beachwood, Ohio 44122, addressed to the “Corporate Secretary” and marked “Confidential.”

Director compensation program
OMNOVA’s director compensation program seeks to align the economic interests of the Company’s non-employee directors with those of its shareholders. Annual compensation paid to each non-employee director of OMNOVA includes: (i) a cash retainer and (ii) equity-based compensation in the form of “deferred shares.” Directors do not receive additional per-meeting compensation for attendance at Board or committee meetings, but OMNOVA reimburses reasonable expenses incurred in connection with attendance at Board meetings and other Board-related activities. Directors who serve in Board leadership roles (as chair of a committee or as the Presiding Director) receive an additional cash retainer reflecting their increased responsibility and time commitment. Mr. McMullen, as an employee of OMNOVA, receives no compensation for his services as a director or as Chairman of the Board.
Periodically, the Compensation and Corporate Governance Committee reviews non-employee director compensation in light of compensation payable to public-company directors across the market and at peer companies. These reviews are conducted with the assistance of the committee’s independent third-party compensation consultant, Pay Governance LLC. The committee reports the results of its review to the Board and recommends to the Board any changes to director compensation. Director compensation was last reviewed and adjusted in March 2014.
Director compensation for fiscal year 2015 is described in the following table:

Annual Compensation Element	2015 ($)
Cash Retainer	60,000
Deferred Share Grant	70,000
Committee Chair Service Retainer	10,000
Presiding Director Service Retainer	12,500
Deferred share grant
As part of each director’s annual compensation, OMNOVA grants deferred shares under OMNOVA’s Third Amended and Restated 1999 Equity and Performance Incentive Plan. The number of shares granted is equal to $70,000 divided by the average closing price per OMNOVA common share on the New York Stock Exchange for the thirty trading days preceding the grant date. The deferred shares vest on the later of one year from the grant date, or the date a director separates from Board service.
Deferral of cash retainer
A director may elect to defer payment of all or a portion of his or her cash retainer (including any additional retainer payable for serving as a committee chair or as Presiding Director) to a future date. Under the Deferred Compensation Plan for Non-Employee Directors, the amount deferred may be converted at the director’s election into deferred shares that track the price of OMNOVA common shares, into an S&P 500 index fund, or into an interest-bearing cash deposit program. All distributions from the Deferred Compensation Plan for Non-Employee Directors are settled in cash, regardless of the investment program selected by the director.

2015 director compensation table
The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors during the 2015 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David J. D'Antoni	60,000	71,881	131,881
Janet Plaut Giesselman (2)	47,167	71,881	119,048
Joseph M. Gingo (2)	47,167	71,881	119,048
Michael A. Merriman (3)	82,500	71,881	154,381
James A. Mitarotonda (2)	47,167	71,881	119,048
Steven W. Percy (3)(4)	70,000	71,881	141,881
Larry B. Porcellato	60,000	71,881	131,881
Allan R. Rothwell	60,000	71,881	131,881
William R. Seelbach	60,000	71,881	131,881
Robert A. Stefanko	60,000	71,881	131,881

(1)
Amounts reported as “Stock Awards” reflect the grant date fair value of deferred share awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note Q to the Consolidated Financial Statements contained in our 2015 Annual Report for an explanation of the assumptions made in valuing these awards.

On March 19, 2015, each of the directors received a grant of 8,809 deferred shares at a fair market value of $8.16 per share.

(2)	Ms. Giesselman and Messrs. Gingo and Mitarotonda joined the Board on March 19, 2015 and received a prorated annual cash retainer.

(3)
Includes, for Mr. Merriman, fees payable for full-year service as chair of the Compensation and Corporate Governance Committee and as Presiding Director, and for Mr. Percy, fees payable for full-year service as chair of the Audit Committee.

(4)
In February 2000, the Board discontinued its Retirement Plan for Non-Employee Directors for all newly-elected directors. Mr. Percy is the only currently-serving director who participated in this plan prior to its discontinuation and, in accordance with an election made at the time the plan was discontinued, he has not accrued any additional service benefit since February 2000. The value of the benefit under the plan is based solely on the director’s tenure with the Board and the amount of the annual cash and equity retainer payable to directors. Therefore, the amount of the potential benefit is only subject to change in years where there is an overall change to directors’ compensation. Because there was no change to director compensation during the 2015 fiscal year, there was no change in the value of Mr. Percy’s benefit under the plan during the 2015 fiscal year.

Corporate governance documents
OMNOVA’s Board committee charters, its Corporate Governance Guidelines, and its Business Conduct Policies (Code of Ethics) are all posted on OMNOVA’s website: www.omnova.com. Copies of these documents will be delivered, free of charge, to any shareholder who contacts OMNOVA’s Corporate Secretary in writing at 25435 Harvard Road, Beachwood, Ohio 44122.
Corporate Governance Guidelines
The Board of Directors has adopted written Corporate Governance Guidelines that detail the Board’s corporate governance duties and responsibilities, many of which are described in this proxy statement. The Corporate Governance Guidelines are reviewed annually and updated periodically to take into consideration best practices in corporate governance and changes in applicable laws and regulations. Upon joining the Board, Mr. Mitarotonda was not in compliance with the Board’s guideline regarding the number of public companies on which a director may serve. Mr. Mitarotonda indicated to the Company that he would come into compliance with the guideline no later than the date of the Company’s filing of its definitive 2016 proxy statement, which was agreed to by the Compensation and Corporate Governance Committee.
Business Conduct Policies (Code of Ethics)
OMNOVA is committed to the highest standards of personal and professional integrity and ethics. OMNOVA employees and directors are held to the standards set forth in the OMNOVA Solutions Business Conduct Policies, the code of ethics adopted by the Company. The Business Conduct Policies cover a variety of subjects including sales practices, conflicts of interests, insider trading, financial reporting, mutual respect, environmental compliance, and compliance with laws. Only the Board is authorized to waive any provision of the Policies for OMNOVA’s executive officers or directors, and any waiver granted to executive officers or directors will be promptly disclosed on OMNOVA’s website. No such waivers were applied for or granted during the 2015 fiscal year.

Ownership of OMNOVA Securities
The following table reports the number of OMNOVA equity securities that were beneficially owned by the directors of the Company, the Named Executive Officers (as identified on page 25 of this proxy statement), and all directors and executive officers of the Company as a group. The table also sets forth the beneficial ownership of each person who reported that they owned more than 5% of OMNOVA’s common shares. Beneficially-owned OMNOVA equity securities include directly- and indirectly-owned OMNOVA common shares and unvested restricted shares, and any OMNOVA common shares that can be acquired within 60 days of the record date, Tuesday, January 19, 2016, through the exercise of an option or through the vesting or distribution of deferred shares.
This information is provided as of the record date, except where otherwise indicated.

Name	Common and Restricted Shares (#)(1)	Deferred Shares (#)(2)	Total Beneficial Ownership (#)(3)	Total Beneficial Ownership as a % of Outstanding Common Shares (4)
David J. D'Antoni	20,023	57,866	77,889	0.17%
Paul F. DeSantis	55,300	—	55,300	0.12%
Janet Plaut Giesselman	6,000	8,809	14,809	0.03%
Joseph M. Gingo	5,000	8,809	13,809	0.03%
James C. LeMay	131,098	—	131,098	0.28%
David H. Maynard	51,110	—	51,110	0.11%
Kevin M. McMullen	988,579	—	988,579	2.21%
Michael J. Merriman	3,000	55,652	58,652	0.13%
James A. Mitarotonda	928,787	8,809	937,596	2.09%
Anne P. Noonan	66,500	—	66,500	0.14%
Steven W. Percy	15,617	57,866	73,483	0.16%
Larry J. Porcellato	7,500	53,635	61,135	0.14%
Allan R. Rothwell	—	43,060	43,060	0.10%
William R. Seelbach	49,523	57,866	107,389	0.24%
Robert A. Stefanko	2,513	57,866	60,379	0.13%
All 18 Directors and Executive Officers as a group	2,620,482	410,238	3,030,720	6.76%
FMR LLC (5)	5,745,094	—	5,745,094	12.82%
Royal Bank of Canada (6)	4,059,500	—	4,059,500	9.06%
Bank of New York Mellon Corporation (7)	3,199,236	—	3,199,236	7.14%
Wellington Management Group LLP (8)	3,119,408	—	3,119,408	6.96%
BlackRock, Inc., et al. (9)	2,750,851	—	2,750,851	6.14%
GAMCO Investors, Inc., et al. (10)	2,441,650	—	2,441,650	5.45%

(1)
This column includes each director’s or executive officer’s holdings of OMNOVA common shares and OMNOVA restricted common shares, as well as OMNOVA common shares held by executive officers in the OMNOVA Solutions Retirement Savings Plan.

(2)
Deferred shares are granted annually to non-employee members of the Board under OMNOVA’s Third Amended and Restated 1999 Equity and Performance Incentive Plan. For more information about director compensation, please see page 19 of this proxy statement. The terms of the Deferred Share Agreements under which deferred shares are granted provide that the deferred shares will vest into OMNOVA common shares on the later of (a) one year of service on the Board and (b) the director’s separation of service from the Board. If a director separates from the Board within six months of the date the deferred shares are granted, the director forfeits one-half of the share grant. Because the last annual grant of deferred shares to the non-employee directors was made on March 19, 2015, all deferred shares held by each director could be immediately converted to OMNOVA common shares without penalty or forfeiture if the director separated on or within 60 days of January 19, 2016.

(3)
The amounts reported in this column do not include shares that would be payable in cash upon vesting or distribution. Shares excluded for those reasons include shares held by directors under the Directors Deferred Compensation Plan and performance shares granted to executive officers under OMNOVA’s Long-Term Incentive Plan.

(4)
The percentages reported in this column for each of OMNOVA’s directors, executive officers, and holders of more than 5% of OMNOVA common shares is based on 44,807,593 outstanding OMNOVA common shares on the record date, January 19, 2016.

(5)
Based solely upon information contained in the Schedule 13F-HR filed by FMR LLC with the Securities and Exchange Commission on November 10, 2015, FMR LLC. FMR LLC reported that as of September 30, 2015, it had shared investment discretion with its affiliates, Fidelity Management & Research Co. and FMR Co Inc., with respect to all 5,745,094 of such shares and did not have any voting authority over such shares. The reported address of FMR is 245 Summer Street, Boston, MA 02210.

(6)
Based solely upon information contained in the Schedule 13F-HR filed by the Royal Bank of Canada (“RBC”) with the Securities and Exchange Commission on November 16, 2015. RBC reported that as of September 30, 2015, it had (a) shared investment discretion with RBC Capital Markets Arbitrage S.A., and sole voting authority, over 1,777 shares, (b) shared investment discretion with RBC Capital Markets, LLC, and sole voting authority, over 905 shares, and (c) shared investment discretion with RBC Global Asset Management (U.S.) for 4,056,818 shares, for which it shared voting authority over 3,251,117 shares and had no voting authority over the remaining 805,701 shares. The reported address of RBC is 200 Bay Street, Toronto, Canada, A6 M5J2J5.

(7)
Based solely upon information contained in the Schedule 13F-HR filed by Bank of New York Mellon Corporation (“BNYM”) with the Securities and Exchange Commission on November 10, 2015. BNYM reported that as of September 30, 2015, it had (a) shared investment discretion with BNY Mellon, NA, and sole voting authority, over 20,000 shares; (b) shared investment discretion with The Bank of New York Mellon , and sole voting authority, over 445,702 shares; (c) shared investment discretion with The Boston Company Asset Management, and sole voting authority, over 984,162 shares; (d) shared investment discretion with The Dreyfus Corporation, and sole voting authority, over 1,689,836 shares; and (e) shared investment discretion with Mellon Capital Management Corporation over 60,166 shares, of which it had sole voting authority over 40,688 shares and no voting authority over the remaining 19,478 shares. The reported address of BNYM is One Wall Street, 31st Floor, New York, NY 10286.

(8)
Based solely upon information contained in the in the Schedule 13F-HR filed by Wellington Management Group LLP (“Wellington”) with the Securities and Exchange Commission on November 16, 2015. Wellington reported that as of September 30, 2015, it had (a) shared investment discretion with Wellington Management Company LLP over 2,596,016, of which it had shared voting authority over 2,139,531 shares and no voting authority over the remaining 456,485 shares, (b) shared investment discretion and voting authority with Wellington Trust Company and Wellington Management Company LLP over 453,032 shares, and (c) shared investment discretion with Wellington Management International Limited, but no voting authority, over 70,360 shares.The reported address of Wellington is 280 Congress Street, Boston, MA 02210.

(9)
Based solely upon information contained in the Schedules 13F-HR filed with the Securities and Exchange Commission on November 13, 2015 by each of BlackRock, Inc., BlackRock Advisors, LLC, BlackRock Fund Advisors, BlackRock Investment Management, LLC, BlackRock Group Limited, and BlackRock Institutional Trust Company, N.A. The entities reported their beneficial ownership of OMNOVA common shares as follows, as of September 30, 2015: (a) BlackRock Inc. had sole investment discretion and voting authority over 1,066 shares; (b) BlackRock Advisors, LLC had sole investment discretion and voting authority over 30,404 shares; (c) BlackRock Fund Advisors had sole investment discretion and voting authority over 1,201,134 shares; (d) BlackRock Investment Management, LLC had sole investment discretion and voting authority over 169,446 shares; (e) BlackRock Group Limited had sole investment discretion and voting authority over 4,200 shares; and (f) BlackRock Institutional Trust Company, N.A. had sole investment discretion over 1,344,601 shares, of which it had sole voting authority over 1,230,457 shares, and no voting authority over 114,144 shares. BlackRock, Inc. specifically disclaims investment discretion over the holdings reported by its subsidiaries. The reported address of BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

(10)
Based solely upon information contained in the Schedules 13F-HR filed with the Securities and Exchange Commission on November 13, 2015 by each of GAMCO Investors, Inc., et al, Gabelli Funds LLC, and Teton Advisors. The entities reported their beneficial ownership of OMNOVA common shares as follows, as of September 30, 2015: (a) GAMCO Investors, Inc. et. al. had sole investment discretion over 1,231,650 shares, of which it had sole voting authority over 1,205,775 shares and no voting authority over the remaining 25,875 shares; (b) Gabelli Funds LLC had sole investment discretion and voting authority over 950,000 shares; and (c) Teton Advisors had sole investment discretion and voting authority over 260,000 shares. The reported address of GAMCO Investors, Inc., et al. is One Corporate Center, Rye, NY 10580.

Equity ownership requirements and holding periods
The Compensation and Corporate Governance Committee of the Board has determined that: (i) each non-employee director should own at least 40,000 equity securities of OMNOVA; (ii) the Chief Executive Officer should own at least 350,000 equity securities of OMNOVA; and (iii) the executive officers should own at least 75,000 equity securities of OMNOVA. Until the ownership guidelines are satisfied, executive officers (including the Chief Executive Officer) are not permitted to sell any OMNOVA common shares that are acquired on the vesting of restricted shares, the issuance of any stock-based performance shares, or the exercise of stock options (other than those that may be sold to cover withholding taxes). Newly-elected directors and officers are required to come into compliance with the equity ownership requirements within five years of their appointment or election.
Hedging and pledging
OMNOVA strictly prohibits its directors and executive officers from engaging in hedging transactions involving OMNOVA equity securities or from pledging OMNOVA equity securities as collateral for any transaction. During the 2015 fiscal year, no director or executive officer hedged against, or pledged as collateral, any OMNOVA securities.
Section 16(a) beneficial ownership reporting compliance
OMNOVA’s directors and executive officers are required to report their ownership and certain changes in ownership of OMNOVA equity securities to the Securities and Exchange Commission. The Securities and Exchange Commission has established certain due dates and requirements for these reports. Based solely on a review of copies of such reports furnished to OMNOVA or written representations that no other reports were required, OMNOVA knows of no director, executive officer, or greater-than-10% beneficial owner who failed to timely file any report required to be filed during the 2015 fiscal year.
Equity compensation plan information
The following table sets forth certain information as of November 30, 2015, regarding the only equity compensation plan currently maintained by the Company on that date, the Third Amended and Restated 1999 Equity and Performance Incentive Plan. This plan was approved by the Company's shareholders in 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for issuance under equity compensation plans (#)
Equity compensation plans approved by security holders	874,200	8.12	1,982,042
Equity compensation plans not approved by security holders	—	—	—
Total	874,200	8.12	1,982,042

Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides an overview of OMNOVA’s compensation philosophy and practices, and the factors considered by the Compensation and Corporate Governance Committee (the “Committee”) in making executive compensation decisions for the 2015 fiscal year. This CD&A focuses on the following individuals (the “Named Executive Officers”), with their current titles and the year of hire or promotion to those roles listed next to their names:

Name	Current Title	Year Hired / Promoted
Kevin M. McMullen	Chairman of the Board, Chief Executive Officer and President	2000
Paul F. DeSantis	Senior Vice President & Chief Financial Officer	2014
Anne P. Noonan	President, Performance Chemicals	2014
James C. LeMay	Senior Vice President, Corporate Development; General Counsel	2000
David H. Maynard	President, Engineered Surfaces	2012
For information concerning OMNOVA’s performance and strategy for the 2015 fiscal year, which was considered by the Committee in determining the compensation of the Named Executive Officers, please see page S-2 of this proxy statement.
The definition of certain metrics used throughout this discussion can be found on page 39 of this proxy statement.

Compensation philosophy
OMNOVA operates in the rapidly-evolving specialty chemicals and engineered surfaces industries, in the face of significant economic and market challenges and competition. To successfully grow the business and compete on a global scale, the Company must successfully recruit, reward, and retain talented business leaders, and they in turn must perform for the Company at a high level. In that regard, the Compensation and Corporate Governance Committee of the Board (the “Committee”) is committed to developing compensation programs driven by a pay-for-performance philosophy that is aligned with the interest of all OMNOVA shareholders in sustainable, long-term, profitable growth.
The Committee believes this philosophy is best implemented through a compensation program that:

•	establishes a straightforward connection between incentive compensation and the short- and long-term performance of the Company;

•	is market competitive and reasonable; and

•	contributes to attracting and retaining high-caliber executives who can contribute to the Company’s success.
The close alignment between pay and performance has been consistently reflected in the Realized Compensation achieved by Mr. McMullen, OMNOVA’s Chairman, President, and Chief Executive Officer, over the past three years. “Realized Compensation” for a fiscal year is the sum of base salary and annual incentives, the final value of performance awards for performance periods ending during the fiscal year, the value of restricted shares that vested during the fiscal year, and the gain realized on the exercise of options.
Unlike compensation reported in the summary compensation table, Realized Compensation measures the value of long-term and performance-based compensation at the time the compensation is earned or paid based on actual performance against goals and changes in OMNOVA’s stock price over time, rather than the value of the performance-based compensation assuming target performance at the time the award is granted. Realized Compensation also excludes amounts reported in the “Change in Pension Value” and “All Other Compensation” columns of the summary compensation table, as these amounts reflecting changes in actuarial or accounting present value (not compensation), include amounts that are not performance-based, and include amounts that will not be realized until the termination of employment or later, if at all.
The following chart shows the compensation reported for Mr. McMullen in the proxy summary compensation table (“Reported Compensation”) and his Realized Compensation for the past three fiscal years.
The chart illustrates that Mr. McMullen’s Reported Compensation is often very different from the compensation Mr. McMullen actually realizes, reflecting the effect of performance outcomes and share price changes on awards made in prior years. For example, in fiscal year 2015, Mr. McMullen earned compensation on performance shares granted two years prior under the 2014-2015 Long-Term Incentive Plan, and became vested in restricted shares that were granted three-years prior in 2012. Over the three-year vesting period, the value of Mr. McMullen’s restricted shares increased due to the increase in the price of OMNOVA shares over that period, but Company performance and a decrease in OMNOVA’s share price over the 2014-2015 performance measurement period resulted in a limited payout (approximately 8.57% of the target grant date value of the performance shares) under the 2014-2015 Long-Term Incentive Plan. Accordingly, the grant date target value of the 2014-2015 Long-Term Incentive Plan reported in the summary compensation table for 2014, as required by Securities and Exchange Commission regulations, did not reflect what Mr. McMullen actually received as compensation when the performance measurement period for the 2014-2015 Long-Term Incentive Plan ended. Likewise, when the grant date fair value of the 2012 restricted stock award was included in the 2012 summary compensation table, it did not reflect the actual value of the shares that would become vested to Mr. McMullen in 2015.
Across the three-year period shown in the chart above, Mr. McMullen’s Realized Compensation has decreased overall and in the past two years has fallen below the amount of Reported Compensation. This reflects the economic headwinds facing OMNOVA’s business in the past two years and the effect those headwinds have had on long-term and performance-based compensation.
The illustration and discussion above are not intended to serve as substitutes for the information contained in the 2015 summary compensation table found on page 41 of this proxy statement. This additional information is intended to assist shareholders in evaluating OMNOVA’s pay-for-performance compensation philosophy and program structure.

Compensation practices
Our compensation program incorporates a number of best practices in executive compensation program governance:

What we do	What we do not do
Place a significant portion of executive compensation at risk	No active supplemental executive retirement plans
Impose meaningful share ownership and holding guidelines (see page 24 of this proxy statement)	No hedging or pledging of OMNOVA securities by executives or directors
Regularly review share utilization by compensation plans	No “timing” of equity grants
Retain an independent, third-party compensation consultant	No repricing of stock options
Include minimum performance requirements and maximum performance caps on performance-based compensation	No duplication of metrics in annual and long-term incentive plans
Tie annual and long-term incentives to objective financial results	No new executive employment agreements
Balance compensation risk and reward (see page 17 of this proxy statement)	No new executive plans or agreements with excise tax gross ups
Maintain an executive compensation recovery policy in the event of a material financial restatement	No guaranteed minimum bonuses
Key compensation components
The Committee reflects its commitment to a pay-for-performance compensation program by subjecting a significant portion of each Named Executive Officer’s annual direct compensation at risk against the achievement of performance objectives and OMNOVA’s share price. The components of OMNOVA’s direct compensation program are summarized below, along with a summary of fiscal year 2015 pay actions and adjustments.

Element	Characteristic	Purpose	2015 Actions and Adjustments
Base Salary	Fixed compensation, subject to annual review and adjustment when appropriate	Provide a market-competitive wage reflective of the responsibilities and duties of the individual’s role and contribution	The Committee determined that 2015 base salaries would remain unchanged from 2014 levels.
Annual Incentive (EICP)	At-risk performance-based compensation, dependent on the achievement of annual corporate and business unit financial and strategic goals	Motivate and reward executives for achieving annual financial and strategic goals and value creation for shareholders
2015 EICP awards ranged from approximately 38% to 75% of base salary and from approximately 66% to 130% of target compensation. Annual incentive awards were driven by increases in Segment Operating Profit, and reductions in Net Debt.
In designing the 2015 EICP, the Committee decreased the bonus opportunities as a percentage of salary for target performance for the Named Executive Officers (other than Mr. McMullen).
Please see “Annual incentive” for additional details.

Performance Shares (LTIP)	At-risk performance-based compensation, dependent on the achievement of longer-term corporate performance goals and other strategic objectives	Focus executives on corporate financial and strategic objectives over a longer measurement period, and reward performance and long-term value creation for shareholders
Compensation for the 2014-2015 LTIP was approximately 11% of target. Performance on the two-year cumulative EPS metric (weighted at 80% of the 2014-2015 LTIP payout) fell below threshold performance, limiting the LTIP payout.
For the 2015-2016 LTIP, the Committee increased the bonus opportunities as a percentage of salary for threshold, target, and maximum performance for the Named Executive Officers (other than Mr. McMullen) from 20%, 40%, and 80% in the 2014-2015 program to 25%, 50%, and 100%.
Please see "Long-term incentive—Performance shares" for additional details.

Restricted Shares	At-risk compensation linked to OMNOVA’s share price appreciation over a three-year cliff vesting period	Enhance the long-term retention of high-caliber executives while motivating actions focused on long-term share price appreciation
The Committee maintained the value of restricted share grants for the Named Executive Officers (other than Mr. McMullen) at 32% of base salary, consistent with prior years. Mr. McMullen's restricted share grant for 2015 was reduced from 106% of base salary to 100% of base salary for 2015.
Please see “Long-term incentive—Restricted shares” for additional details.

For fiscal year 2015, approximately 76% of the target compensation opportunity for OMNOVA’s Chairman and Chief Executive Officer, and approximately 58%, on average, of the target compensation opportunity for the other Named Executive Officers (“NEO”), was at risk, as illustrated below:

The Committee does not set a rigid mix of compensation elements for any Named Executive Officer. The ultimate mix of target compensation is based on OMNOVA’s pay-for-performance philosophy, the Committee’s determination to put a significant portion of Named Executive Officer compensation at risk, competitive market pay data for the Named Executive Officer’s position with the Company, and individual performance considerations.
The subsequent pages describe how each component of compensation was determined for the Named Executive Officers for the 2015 fiscal year.
Base salary
Base salaries are established and reviewed by the Committee for each Named Executive Officer each year, following a general assessment of the base compensation paid to executives with comparable responsibilities in comparably sized companies across the marketplace. Generally, the Committee seeks to maintain base salaries for executive officers within a reasonable range of the market median. For fiscal 2015, the Committee maintained the base salaries of the Named Executive Officers at 2014 levels. Base salaries are reported in the “Salary” column of the 2015 summary compensation table on page 41 of this proxy statement.
Annual incentive
All Named Executive Officers participate in the OMNOVA Executive Incentive Compensation Plan (“EICP”), an annual performance incentive plan. EICP payments are based on the Company’s achievement of various financial and strategic goals, in comparison to targets pre-established by the Committee early in the fiscal year.
For the 2015 EICP, payouts for Messrs. McMullen, DeSantis, and LeMay were based on achievement against three measures of financial performance: (1) EBIT, weighted at 70%, (2) amount of net debt, weighted at 20%, and (3) segment growth (measured in volume for Performance Chemicals and sales for Engineered Surfaces), weighted together at 10%. EBIT, a measure of the Company’s operating profit, directly affects shareholder value and long-term profitable growth and is therefore afforded the greatest weight. Likewise, the Committee believes that reducing the Company’s absolute amount of net debt and thus, its leverage, is an important factor in freeing capital that can be redirected toward activities that can lead to future sustainable and profitable growth. Lastly, the Committee continues to view growth as a necessary component of future success, even as the Company continues its efforts to redirect its business towards new markets and opportunities in light of economic headwinds and the secular downturn in OMNOVA’s traditional core paper markets.
If threshold performance is not achieved on the EBIT metric, no portion of the EICP is paid for the year even if the net debt or segment growth goals are fully achieved. If threshold performance is not achieved on any metric other than EBIT, the portion of the incentive attributed to that metric is not funded for the year.
The following table shows the targets that were set for each metric under the 2015 EICP and OMNOVA’s performance against those targets:

Metric	Weight	Performance Required ($ in millions)			Actual Performance ($ in millions)	Actual Performance (as % of Target)
		Threshold	Target	Maximum
EBIT	70.0%	43.5	54.2	61.9	52.0	95.9%
Net Debt	20.0%	301.6	289.3	279.2	294.7	98.2%
Growth: Performance Chemicals Volume (lbs.)	7.9%	940.6	961.2	1,009.3	884.3
Growth: Engineered Surfaces Sales ($)	2.1%	241.1	256.5	274.4	229.9
Because growth for both segments fell below threshold objectives, no EICP payout was earned on the segment growth metric.
Ms. Noonan and Mr. Maynard, due to their leadership responsibilities for OMNOVA’s Performance Chemicals and Engineered Surfaces businesses, respectively, participated in a modified 2015 EICP. The modified structure ties 30% of Ms. Noonan’s and Mr. Maynard’s EICP incentive to the achievement of the overall corporate metrics described above. More significant weight (70%) is placed on the achievement of performance goals by their respective businesses, namely Segment Operating Profit (70% of the business metric), Segment Cash Flow (20% of the business metric), and Overall Growth (10% of the business metric). This structure balances the Committee’s desire to motivate Ms. Noonan and Mr. Maynard to help accomplish overall OMNOVA objectives, while holding them accountable for maximizing the performance of the businesses under their respective control and influence.
Engineered Surfaces’ Overall Growth metric is measured by sales growth in dollars. For Performance Chemicals, the Committee has determined that volume growth in pounds is a more accurate measure than sales growth in dollars, because a significant portion of Performance Chemicals’ customer contracts include indexed pricing. Accordingly, changes in volume can be more directly influenced by the efforts of the employees of that business, where as sales growth in dollars may be influenced by benchmarks and price movements out of the business’ control.
The following table shows, for Ms. Noonan, the Performance Chemicals metrics that comprised 70% of her modified 2015 EICP:

Metric	Weight	Performance Required ($ in millions)			Actual Performance ($ in millions)	Actual Performance (as % of Target)
		Threshold	Target	Maximum
Segment Operating Profit	70.0%	$48.9	$61.7	$67.9	$53.2	86.2%
Segment Cash Flow	20.0%	$37.2	$50.0	$56.2	$44.0	88.0%
Performance Chemicals Volume Growth (lbs.)	10.0%	940.6	961.2	1009.3
Because volume growth for Performance Chemicals fell below the threshold objective, no EICP payout was earned on the growth metric included in Ms. Noonan’s business goals.

The following table shows, for Mr. Maynard, the Engineered Surfaces metrics that comprised 70% of his modified 2015 EICP:

Metric	Weight	Performance Required ($ in millions)			Actual Performance ($ in millions)	Actual Performance (as % of Target)
		Threshold	Target	Maximum
Segment Operating Profit	70.0%	$17.4	$20.0	$26.0	$22.4	112.0%
Segment Cash Flow	20.0%	$11.1	$13.7	$19.7	$18.3	133.6%
Engineered Surfaces Sales Growth ($)	10.0%	241.1	256.5	274.4	229.9
Because sales growth for Engineered Surfaces fell below the threshold objective, no EICP payout was earned on the growth metric included in Mr. Maynard’s business goals.
Under the EICP, Mr. McMullen is eligible for a bonus ranging from 33% at threshold performance to 150% of base salary at maximum performance, with target performance set at 100% of base salary. For fiscal 2015, the Committee determined that the Named Executive Officers (other than Mr. McMullen) would be eligible for bonuses ranging from 30% at threshold performance to 120% of base salary at maximum performance, with target performance set at 60% of base salary. These objectives reflect an increase from 2014 levels at the minimum and maximum (from 25% and 100%, respectively, in fiscal 2014), and a reduction at target (from 75% in fiscal 2014). The Committee determined to make these changes to better align the target annual incentive opportunity to market practices, and in combination with changes made to the long-term incentive plan (discussed below), to place a greater compensation emphasis on long-term performance.
Payouts are interpolated for performance that falls between threshold and target goals, or target and maximum goals. Neither Mr. McMullen nor any Named Executive Officer may receive an EICP bonus in excess of the bonus for maximum performance. Based on the bonus ranges and results described above, the Committee approved the following awards under the 2015 EICP for the Named Executive Officers:

Name	Target Annual Incentive ($)	Award ($)	Award (% of Target Annual Incentive)	Award (% of Base Salary)
Kevin M. McMullen	769,000	573,000	74.5%	74.5%
Paul F. DeSantis	252,120	198,000	78.5%	47.1%
Anne P. Noonan	240,000	160,800	67.0%	40.2%
James C. LeMay	213,000	167,300	78.5%	47.1%
David H. Maynard	143,100	181,300	126.7%	76.0%
Long-term incentives
Performance shares
All Named Executive Officers participate in the OMNOVA Long-Term Incentive Plan (“LTIP”), under which the Committee grants performance shares. The number of shares that a Named Executive Officers has the opportunity to receive at the end of the long-term performance period increases and decreases in relation to increased or decreased performance against certain metrics and objectives established by the Committee. In establishing LTIP objectives for a performance period, the Committee sets a target level of performance, as well as a threshold level of performance (under which no performance shares are earned) and a maximum level of performance (over which no greater amount of performance shares are earned).
The measurement period for the performance shares granted under the LTIP is two fiscal years. The two-year measurement period reflects the Committee’s belief that OMNOVA’s executives should focus on longer-term Company performance. At the same time, the two-year measurement period ensures that the performance horizon is not so long that metrics and goals set for later years of the performance period are no longer relevant to, or are no longer appropriately balanced against, OMNOVA’s rapidly evolving businesses and markets.

In addition to the number of performance shares increasing or decreasing at the end of the measurement period to reflect actual performance, the ultimate value of the performance awards is also determined by the change in the price of OMNOVA’s common shares during the performance measurement period. Accordingly, the value that an executive officer actually realizes for target performance may not be the same as the value of target performance that was set at the beginning of the performance measurement period if OMNOVA’s common share price has changed during that time. However, while performance shares track the price of OMNOVA’s common shares, the Committee has determined that all performance shares will be settled in cash at the end of the performance period to reduce share usage by the Company’s equity plans and minimize shareholder dilution.
2014-2015 LTIP
For the performance period beginning December 1, 2013 and ending on November 30, 2015, the Committee established two weighted performance goals: a two-year cumulative EPS goal, weighted at 80%, and a two-year average ROAE goal, weighted at 20%. In the view of the Committee, two-year cumulative EPS is aligned to the long-term interests of shareholders and is commonly referred to by investors when making investment decisions. It therefore bears the greatest weight. Two-year average ROAE reflects the effectiveness of the Company’s strategic investments, its deployment of capital, and its efficient use of its assets in the production of EPS.
The following table provides the levels of performance determined by the Committee for each metric of the 2014-2015 LTIP, and OMNOVA’s achievement against those performance objectives:

Metric	Weight	Performance Required			Actual Performance	Actual Performance (as a % of Target)
		Threshold	Target	Maximum
Two-Year Cumulative EPS	80.0%	$0.65	$1.29	$1.72
Two-Year Average ROAE	20.0%	6.25%	8.15%	9.35%	6.42%	78.8%
Because performance on the two-year cumulative EPS metric fell below threshold, no payout was achieved on 80% of the 2014-2015 LTIP.
In early 2014, the Committee established the number of performance shares each executive would receive under the 2014-2015 LTIP for threshold, target, and maximum performance. The Committee further determined that the performance shares would be payable in cash based on the average value of OMNOVA’s common shares for the final thirty trading days of the 2014-2015 LTIP performance period, to moderate volatility in OMNOVA’s common share price.
To determine the performance share opportunities for the named Executive Officers, the Committee first determined the overall value of threshold, target, and maximum performance as a percentage of salary. For the Chief Executive Officer, performance at threshold, target, and maximum was set at 60%, 125%, and 200% of base salary, respectively, consistent with prior years. For the Named Executive Officers, performance at threshold, target, and maximum was set at 20%, 40%, and 80% of base salary, respectively, consistent with prior years. Next, to determine the number of performance shares at threshold, target, and maximum, the Committee divided the dollar value assigned to each level of performance by $8.79, the average closing price per OMNOVA common share for the first thirty trading days of the 2014-2015 LTIP performance period (also to moderate volatility in OMNOVA’s common share price).
For Mr. DeSantis and Ms. Noonan, who each joined OMNOVA during 2014, the Committee set the number of performance shares at 25%, 50%, and 100% of base salary for threshold, target, and maximum performance, respectively, in line with changes the Committee intended to establish for the other executive officers beginning with the 2015-2016 LTIP. Because Ms. Noonan joined OMNOVA later in the 2014-2015 performance measurement period, her performance share opportunities for the 2014-2015 LTIP were prorated.

The following table provides, for each Named Executive Officer, the number of performance shares that could have been achieved at each performance benchmark, the number of performance shares actually achieved by that Named Executive Officer based on the LTIP performance certified by the Committee, and the cash amount that was paid to each Named Executive Officer based on OMNOVA’s common share price for the last thirty trading days of the 2014-2015 LTIP performance period ($7.15). The number of performance shares earned falls below the threshold number of performance shares awarded

Name	Performance Shares Awarded at:			Performance Shares Earned (#)	Performance Shares Earned (% of Target)	Cash Value ($)	Cash Value (% of Target Grant Date Value)
	Threshold (#)	Target (#)	Maximum (#)
Kevin M. McMullen	52,491	109,357	174,972	11,518	10.53%	82,351	8.57%
Paul F. DeSantis	11,951	23,902	47,804	2,604	10.89%	18,622	8.86%
Anne P. Noonan	6,636	13,273	26,545	1,446	10.89%	10,340	8.86%
James C. LeMay	8,077	16,155	32,309	1,760	10.89%	12,586	8.86%
David H. Maynard	5,427	10,853	21,706	1,183	10.90%	8,456	8.86%
2015-2016 LTIP
For the performance period that began on December 1, 2014 and will end on November 30, 2016, the Committee continues to measure two weighted performance goals: a two-year cumulative EPS goal, weighted at 80%, and a two-year average ROAE goal, weighted at 20%. Due to the competitive sensitivity and forward-looking nature of the metrics used in the 2015-2016 LTIP, OMNOVA does not disclose its precise performance goals until the end of the performance period, but the Committee views those performance goals as challenging and subject to risk.
In early 2015, the Committee established the number of performance shares each executive would receive under the 2015-2016 LTIP at threshold, target, and maximum performance. As with the 2014-2015 LTIP, the Committee first determined the percentage of base salary attributable to threshold, target, and maximum performance. These percentages remained unchanged for the Chief Executive Officer (60%, 125%, and 200% of base salary), but were increased for each of the other Named Executive Officers (other than Mr. DeSantis and Ms. Noonan) to 25%, 50%, and 100% of base salary for threshold, target, and maximum performance, respectively. These adjustments were made to bring the Named Executive Officer’s long-term performance based compensation in line with the market and to place a greater emphasis on long-term performance. Next, to determine the number of performance shares at threshold, target, and maximum performance, the Committee divided the dollar value for each level of performance by $7.71, the average closing price per OMNOVA common share for the first thirty trading days of the 2015-2016 LTIP performance period. The resulting amounts were rounded to the nearest hundred shares.
The following table provides the performance share opportunities that were determined by the Committee for each Named Executive Officer at each performance level:

Name	Performance Shares at:
	Threshold (#)	Target (#)	Maximum (#)
Kevin M. McMullen	59,800	124,700	199,500
Paul F. DeSantis	13,600	27,300	54,500
Anne P. Noonan	13,000	25,900	51,900
James C. LeMay	11,500	23,000	46,000
David H. Maynard	7,700	15,500	30,900
In its 2017 proxy statement, OMNOVA expects to disclose the precise performance objectives for the 2015-2016 LTIP, as well as OMNOVA’s performance against those objectives and the resulting number of performance shares and cash amounts earned by OMNOVA’s Named Executive Officers for the performance period.

Restricted shares
Restricted shares allow executive officers to receive OMNOVA common shares, subject to their continued employment for a three-year period. Restricted shares:

•	align the interest of our executives to those of our shareholders by providing a direct link to OMNOVA’s share price;

•	ensure that the Named Executive Officers maintain robust share ownership positions; and

•	establish a strong incentive for executives to remain with the Company over the long term.
Generally, the amount of restricted shares the executive officers receive is equal to a percentage of base salary, divided by the average price of OMNOVA common shares for the thirty trading days preceding the grant date. Consistent with the LTIP, an average share price is used to moderate volatility in OMNOVA’s common share price. For 2015, the percentage of base salary used to determine the number of restricted shares for the executive officers (other than Mr. McMullen) was 32%, which remained unchanged from 2014. For Mr. McMullen, the percentage of base salary used to determine his number of restricted shares was 100%, reduced from 106% in 2014. Mr. McMullen’s grant reflects the Committee’s commitment to ensuring that a significant portion of the Chief Executive Officer’s compensation (as with all Named Executive Officers) is at risk and aligned to long-term shareholder value creation. On January 21, 2015, based on a thirty trading-day average share price of $7.76 through the close of trading on the prior day, the Committee approved the following grants of restricted shares to each of the Named Executive Officers:

Name	Restricted Shares (#)
Kevin M. McMullen	99,100
Paul F. DeSantis	17,300
Anne P. Noonan	16,500
James C. LeMay	14,600
David H. Maynard	9,800

(1)
In addition to receiving a grant of restricted shares consistent with all Named Executive Officers, Mr. Maynard received an additional retention grant of restricted shares that is discussed in more detail under the heading “Other awards in fiscal year 2015.”

The restricted shares vest in full only if the executive officer is employed with OMNOVA for the full three-year period through the scheduled vesting date, subject to the exceptions described under the heading “Potential Payments upon termination or change in control” on page 48 of this proxy statement. The grant date fair value of the restricted shares for each Named Executive Officer are disclosed in the 2015 grants of plan-based awards table on page 43 of this proxy statement.
Other awards in fiscal year 2015
In fiscal year 2015, the Committee approved special bonuses to Ms. Noonan and Mr. Maynard. Ms. Noonan received a sign-on cash bonus in the amount of $225,000, reflecting the approximate value of unvested incentives that she forfeited when she left her previous employer to join OMNOVA. In light of actions threatened by an activist shareholder to recommend the sale of the Engineered Surfaces business early in the 2015 fiscal year, on January 21, 2015 the Committee granted to Mr. Maynard a retention award that included a one-time cash bonus in the amount of $31,800, and a grant of 3,700 restricted shares, subject generally to three-year vesting, valued at $25,604 on the date of grant. The Committee believes that the retention award for Mr. Maynard was warranted in light of the significant improvement in the performance of the Engineered Surfaces business under his leadership and the desire to encourage his continued strong performance in light of the circumstances. Additionally, during fiscal 2015, Mr. DeSantis received $15,000, reflecting payment on a new hire bonus that vests in three equal annual installments (with the first vesting having occurred in 2014 and the last vesting scheduled to occur in 2016).

Other compensation elements
Named Executive Officers receive additional compensation in the form of vacation, medical, 401(k), life insurance, disability, and other benefits generally available to all of our employees. In addition, Named Executive Officers are eligible for the following benefits.
Perquisites
Named Executive Officers receive certain limited perquisites intended to help ensure their continued health, to ease their transition into executive leadership with OMNOVA, and to support their continued focus on business matters. In this regard, OMNOVA pays the expense of annual physicals, related tests, and travel vaccinations for each Named Executive Officer, and pays for (or reimburses the cost of) financial planning, tax preparation, and estate planning services. New executive officers, like Ms. Noonan, may also receive relocation assistance for a reasonable period consistent with OMNOVA’s standard relocation practices and policies.
Mr. McMullen, pursuant to his employment agreement, is reimbursed for initiation fees and monthly dues for a private country club for business and recruiting purposes. Personal use of the club by Mr. McMullen is permitted at his sole cost and expense. Additionally, under his employment agreement, the Company maintains a $4 million life insurance policy on Mr. McMullen’s behalf.
The Committee believes that perquisites are commonly used or awarded by companies of OMNOVA’s size, and while their overall value is relatively small, they represent an important part of the overall compensation package for Named Executive Officers.
The amounts of these benefits for each Named Executive Officer are provided in the 2015 components of all other compensation table on page 42 of this proxy statement.
Retirement Programs
OMNOVA does not maintain special or enhanced retirement programs or benefits for its executive officers. All Named Executive Officers are eligible to participate in the OMNOVA Solutions Inc. Retirement Savings Plan, a customary 401(k) plan, on the same basis as all other eligible employees. The Retirement Savings Plan provides for matching contributions by the Company of up to 3.5%, subject to applicable Internal Revenue Code limitations.
The Named Executive Officers are also eligible to participate in OMNOVA’s Retirement Savings Benefits Restoration Plan. The Retirement Savings Benefits Restoration Plan allows all participants in the Retirement Savings Plan whose contributions are subject to annual compensation limits under the Code to defer additional compensation to the plan once the Internal Revenue Code limits have been exceeded. Contributions into the Retirement Savings Benefits Restoration Plan are also matched by the Company up to 3.5%.
The matching contributions made to the Retirement Savings Plan and the Retirement Savings Benefits Restoration Plan for each of the Named Executive Officers are included in the 2015 components of all other compensation table on page 42 of this proxy statement.
Messrs. McMullen, LeMay, and Maynard also participated in the OMNOVA Solutions Inc. Consolidated Pension Plan and the related OMNOVA Solutions Inc. Pension Benefits Restoration Plan, each of which were frozen in all respects for them on June 1, 2009. Information about each of these plans is included in the narrative to the 2015 pension benefits table on page 46 of this proxy statement.

Separation Pay
OMNOVA maintains a Corporate Officers’ Severance Plan. The plan provides assistance to executive officers who have been involuntarily terminated by OMNOVA other than for cause, recognizing that the availability of opportunities is limited for executive-level talent, and extensive time is required for executives to be placed into those opportunities. Each Named Executive Officer other than Mr. McMullen is eligible for benefits under the plan upon the execution of a severance and release agreement at the time of their separation. The Committee believes that offering a severance plan to executive officers is consistent with market practice, and that the terms of the Corporate Officers’ Severance Plan are reasonable.
Mr. McMullen is eligible to receive severance benefits under his employment agreement with the Company.
Both the Corporate Officers’ Severance Plan and the termination benefits available to Mr. McMullen under his employment agreement are described in more detail under the heading “Potential payments upon termination or change of control” on page 48 of this proxy statement.
Change of Control Agreements
The Committee believes that maintaining change of control arrangements with executive officers is in the best interests of shareholders. The Committee believes that most companies in OMNOVA’s self-selected peer group maintain some form of change of control arrangements for executive officers. OMNOVA’s change of control agreements are intended to help retain executive-level talent, and to allow executive talent to objectively evaluate the merits of potential strategic transactions that could result in a change of control of OMNOVA, without concern for the impact on their personal employment relationships.
The Corporate Officer’s Severance Plan provides severance benefits for executive officers in a change of control scenario. Benefits under this plan are only triggered if the executive officer is terminated or voluntarily resigns for good reason following the change of control, and are identical to the benefits provided under the Corporate Officer’s Severance Plan for an involuntary termination. This is often referred to as a “double-trigger” change of control. All executive officers who have joined OMNOVA since 2010 can receive change of control benefits under this plan upon the execution of a severance and release agreement at the time of their separation.
Prior to establishing the Corporate Officer’s Severance Plan, OMNOVA had entered into change of control agreements with Messrs. McMullen and LeMay. The Committee believes that the grandfathering of legacy change of control agreements with executive officers is a standard market practice. Mr. McMullen is eligible for change of control benefits only under his legacy change of control agreement. While Mr. LeMay is party to the Corporate Officer’s Severance Plan, he is not eligible for change of control benefits under that plan if he receives benefits under his legacy agreement.
The change of control provisions of the Corporate Officer’s Severance Plan and the terms of OMNOVA’s legacy change of control agreements are described under the heading “Potential payments upon termination or change of control” on page 48 of this proxy statement and in the footnotes to the 2015 post-termination tables beginning on page 49 of this proxy statement.

Making compensation decisions
Executive compensation decisions are made exclusively by the Committee. The Committee sets the pay and evaluates the performance of OMNOVA’s Chairman and Chief Executive Officer and his direct reports, including the Named Executive Officers. Mr. McMullen attends Committee meetings and provides information and input about the pay levels and performance of Named Executive Officers other than himself. Mr. McMullen plays no role in setting his own compensation. The Committee regularly meets in executive session, during which no member of management is present, to discuss the recommendations and approve pay actions for the Named Executive Officers.
Committee independence, interlocks, and insider participation
The members of the Committee are Michael A. Merriman (Chair), David J. D’Antoni, Larry B. Porcellato, William R. Seelbach, and Robert A. Stefanko, each of whom is an independent director under the general standards of director independence set by the New York Stock Exchange and its heightened independence standards for directors serving on a compensation committee. No member of the Committee is currently, or during the 2015 fiscal year was formerly, an officer or employee of OMNOVA or any of its subsidiaries or affiliates. During the 2015 fiscal year, no member of the Committee had a relationship that is required to be disclosed under Securities and Exchange Commission rules regarding related-party transactions. During the 2015 fiscal year, none of OMNOVA’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the OMNOVA Board or the Committee.
Independent compensation consultant
The Committee retains the services of Pay Governance LLC, an independent executive compensation advisory firm.
At the Committee’s request, Pay Governance provides the Committee with information on current trends in compensation design and emerging compensation practices, as well as insight on legal and regulatory developments related to executive compensation. It also provides the Committee with reviews, analyses and market surveys concerning the compensation of similarly situated executives across industries and within OMNOVA’s self-determined peer group. Pay Governance reports directly to, and serves at the sole discretion of, the Committee. Pay Governance provided no other services to OMNOVA other than the services for which it was engaged by the Committee.
As part of its annual evaluation of its compensation adviser, the Committee solicited information from Pay Governance, the executive officers of OMNOVA, and the Board regarding any actual or perceived conflicts of interest with Pay Governance and to evaluate Pay Governance’s independence. Based on the information received, the Committee believes that the work performed by Pay Governance during the 2015 fiscal year did not raise a conflict of interest or otherwise bring its independence into question.
Compensation process and committee discretion
For OMNOVA, compensation decisions are the result of a year-round process with continuous involvement and oversight by the Committee. At the beginning of each fiscal year, the Committee (i) considers whether base salary for the executive officers is appropriate and in line with the market; (ii) determines the amount of time-vested restricted shares that may be awarded to executive officers and (iii) determines the performance metrics and the performance goals for those metrics for both the EICP and LTIP. Once performance metrics and targets have been determined, the Committee does not modify either absent extraordinary circumstances.
Throughout the year, management updates the Committee on the Company’s performance and reviews scorecards showing how that performance stacks up to the goals set for the EICP and LTIP. At fiscal year end, the Committee considers and confirms the Company’s performance against goals for the performance periods ending during the fiscal year, and determines the appropriate performance compensation for each executive officer.
In each fiscal year, the Committee establishes EICP performance metrics and goals and confirms EICP performance against those goals for the year, establishes LTIP performance metrics and goals for the two-year measurement period beginning that fiscal year, and confirms performance against LTIP goals for the two-year measurement period that concluded at fiscal year end.
In evaluating the Company’s performance against the established performance goals, the Committee retains the discretion to include or exclude certain gains and losses that relate to unanticipated events and circumstances outside of the Company’s control. The Committee has pre-established guidelines for the categories of gains and losses that it considers reasonable for exclusion. The Committee may also include or exclude the impact of certain management actions taken for the long-term benefit of the Company that were not anticipated at the beginning of the measurement period or contemplated by the Company’s annual operating plan. The Committee believes this level of discretion is consistent with the Committee’s responsibility to: (1) ensure that executive officers take actions in the long-term interests of the Company and its shareholders without concern for the personal negative financial implications of those actions; (2) ensure that the executive officers are not provided with an incentive to engage in unnecessarily risky activity that will increase personal, short-term economic gain at the risk of long-term shareholder value; and (3) ensure that the executive officers are not unfairly penalized, nor receive an unexpected windfall, because of events outside of the Company’s control. The Committee also retains the discretion to decrease (but not increase) the amount of incentive compensation paid, when appropriate, to reflect individual performance.
Evaluation of pay practices and consideration of “say on pay”
In consultation with the Committee’s independent compensation consultant, the Committee periodically reviews the Company’s compensation program, pay practices, and pay governance practices, and considers modifications in light of the changing legal and regulatory landscape and emerging best practices. Additionally, members of management, including senior executives, regularly meet with significant institutional shareholders of OMNOVA and share any feedback received concerning the Company’s compensation and compensation practices with the Committee.
Additionally, the Committee considers the results of the annual advisory vote on executive compensation held for the benefit of OMNOVA’s shareholders at every annual shareholder meeting. At the annual shareholder meeting held in 2015, approximately 72% of the votes cast were in favor of the Company’s “say-on-pay” proposal. The Committee believes this reflects general shareholder support for the compensation program and the compensation philosophy of the Company, and therefore the fiscal 2015 compensation program remains generally consistent with prior practices (except as noted in the CD&A). Notwithstanding this support, the Committee continually reviews all elements of the compensation program for executive officers to ensure the design continues to support the Company’s short-term and longer-term financial, operational, and strategic objectives. In response to feedback from OMNOVA shareholders during fiscal 2015, this year’s proxy statement has been redesigned to more simply and clearly articulate the Company’s corporate governance structure, its pay practices, and executive compensation decisions.
Market competitiveness and peer group
The Committee seeks to deliver target compensation opportunities for Named Executive Officers that are at or near the 50th percentile of “total compensation” for executives in similar positions across the market. In reaching the 50th percentile of compensation, the Committee places emphasis on long-term and performance-based compensation, focusing compensation on annual incentive and long-term incentive opportunities while seeking to maintain market-median base salaries.
While the Committee continuously reviews and evaluates the Company’s compensation program and practices, approximately every three years, the Committee, with the support of the Committee’s independent compensation consultant, engages in a formal, comprehensive review of the Company’s pay program, pay practices, and areas for improvement. This comprehensive review, last conducted in 2013, is supplemented with periodic interim reviews of the Company’s compensation decisions against broad-based third-party survey data, and periodic updates on emerging best practices and trends.
In setting compensation for 2015, the Committee considered an assessment of the compensation of each Named Executive Officer against a broad-based survey of compensation information for publicly-traded companies. The broad-based survey is used to validate that executive compensation is within a reasonable range of the 50th percentile of the market. However, target compensation opportunities are determined by the Committee based on many factors, including market conditions, promotions, individual performance, and other relevant facts and circumstances. Additionally, the Committee believes in maintaining a generally consistent compensation methodology for the direct reports of the Chief Executive Officer.
In addition to the broad-based survey, in November 2014 the Committee for the first time established a compensation peer group in consultation with its independent compensation consultant. The intent of the self-selected peer group is to provide the Committee with further context in understanding common pay and governance practices among its competitors. Among other factors, the members of the peer group were selected for their similarities in products, customers, end markets, and company size.
For fiscal 2015, the Committee determined that the following companies would be part of OMNOVA’s peer group:

A. Schulman, Inc.	H. B. Fuller Company	Minerals Technologies Inc.	Tredegar Corporation
AEP Industries Inc.	Innophos Holdings, Inc.	OM Group, Inc. (1)	Zep Inc. (1)
Calgon Carbon Corporation	Innospec Inc.	Quaker Chemical Corporation
Ferro Corporation	Kronos Worldwide, Inc.	Stepan Company

(1)	These companies were acquired and taken private during fiscal 2015.
Based on their most recently-reported fiscal year ends as of the date of this proxy statement, the median asset size, full year revenue, and market capitalization of the members of the peer group and those of OMNOVA at its 2015 fiscal year end, are set forth in the following tables:

Total Assets at Fiscal Year End ($ in millions)		Full Year Revenue ($ in millions)		Market Capitalization ($ in millions)
Minerals Technologies Inc.	3,227	A. Schulman, Inc.	2,392	Minerals Technologies Inc.	2,406
A. Schulman, Inc.	2,352	H. B. Fuller Company	2,104	H. B. Fuller Company	2,165
H. B. Fuller Company	1,869	Stepan Company	1,927	Kronos Worldwide, Inc.	1,509
Kronos Worldwide, Inc.	1,643	Minerals Technologies Inc.	1,725	Innophos Holdings, Inc.	1,253
OM Group, Inc.	1,420	Kronos Worldwide, Inc.	1,652	Quaker Chemical Corporation	1,224
Stepan Company	1,162	AEP Industries Inc.	1,193	Ferro Corporation	1,128
Ferro Corporation	1,097	Ferro Corporation	1,112	Innospec Inc.	1,037
Innospec Inc.	1,000	OM Group, Inc.	1,068	Calgon Carbon Corporation	1,024
Tredegar Corporation	789	Innospec Inc.	961	A. Schulman, Inc.	1,002
Innophos Holdings, Inc.	728	Tredegar Corporation	952	OM Group, Inc.	902
OMNOVA Solutions Inc.	687	Innophos Holdings, Inc.	839	Stepan Company	892
Quaker Chemical Corporation	666	OMNOVA Solutions Inc.	838	Tredegar Corporation	725
Calgon Carbon Corporation	622	Quaker Chemical Corporation	766	Zep Inc.	356
Zep Inc.	556	Zep Inc.	696	OMNOVA Solutions Inc.	337
AEP Industries Inc.	447	Calgon Carbon Corporation	555	AEP Industries Inc.	235
Median	1,048	Median	1,090	Median	818

Compensation recovery policy
The Board has adopted a compensation recovery policy and delegated responsibility for the policy to the Committee. The policy applies to incentive compensation paid under the EICP and LTIP to executive officers. Under the policy, if the Company is required to publicly disclose an accounting restatement, then the Company will seek to recover the amount of “excess” incentive compensation paid to its executive officers during the three-year period preceding the date it was determined that a restatement was required. “Excess” incentive compensation means the difference between the compensation that was paid to the executive officers and the amount that would have been paid if the compensation had been determined in reference to the restated financial results. The policy does not require that any executive officer be personally at fault or have committed fraud to be subject to the recovery of incentive compensation. Although the Securities and Exchange Commission issued proposed rules for compensation recovery policies in July 2015, it has not yet adopted final rules. The Committee is authorized to amend the policy as necessary to be consistent with any final rules the Commission adopts.
Tax considerations
Section 162(m) of the Internal Revenue Code allows a federal tax deduction by the Company for compensation paid to our Named Executive Officers (other than the Chief Financial Officer) if the amount of compensation is $1 million or less. For amounts in excess of $1 million, a deduction is only permitted if the compensation paid meets the definition of “performance-based” compensation. The Committee generally intends for OMNOVA’s annual incentives and performance shares to potentially qualify as performance-based compensation for purposes of Section 162(m) and to be fully deductible by OMNOVA for income tax purposes. However, the Committee has not adopted a policy requiring all compensation to be deductible, to preserve flexibility to award non-deductible compensation if necessary to meet the Committee’s compensation objectives and is in the shareholders’ best interests. Additionally, even where the Committee intends to grant compensation that satisfies the deductibility requirements of Section 162(m), there is no guarantee that the compensation will ultimately qualify as tax deductible for the Company.
Definitions of certain goals and metrics
Certain goals and metrics used throughout this CD&A to describe the compensation paid to the Named Executive Officers are non-GAAP measures. Subject to the Committee’s exercise of discretion, as described on page 36 of this proxy statement, for this CD&A:

•
Segment Operating Profit means Adjusted Segment Operating Profit as reported by management in the GAAP to non-GAAP reconciliation tables it presents in its quarterly and annual earnings releases, excluding the impact of inventory revaluations and LIFO reserve adjustments.

•
Segment Cash Flow means Segment Adjusted EBITDA as reported by management in the GAAP to non-GAAP reconciliation tables it presents in its quarterly and annual earnings releases, plus the change in working capital, less capital expenditures.

•
Earnings before interest and taxes (“EBIT”) means Consolidated Adjusted EBIT as reported by management in the GAAP to non-GAAP reconciliation tables it presents in its quarterly and annual earnings releases, excluding the impact of inventory revaluations and LIFO reserve adjustments.

•
Earnings per share (“EPS”) means Adjusted Diluted Earnings Per Share from Continuing Operations as reported by management in the GAAP to non-GAAP reconciliation tables it presents in its quarterly and annual earnings releases.

•
Return on Assets Employed (“ROAE”) means Segment Operating Profit (as defined above) less corporate and interest expense, tax effected at a normalized 30% rate, plus interest expense, divided by assets employed, adjusted to exclude certain one-time items to normalize the asset base in the second year of the two year measurement period for which ROAE is being measured.

•
Net Debt is the sum of the Company’s outstanding debt and cash adjusted for cash payments related to the unusual items reported by management in the GAAP to non-GAAP reconciliation tables it presents in its quarterly and annual earnings releases.

Compensation Committee Report
The Compensation and Corporate Governance Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth beginning on page 25 of this proxy statement and, based on this review and discussion, has recommended to the Board the inclusion of the Compensation Discussion and Analysis in this proxy statement and its incorporation by reference into the Company’s annual report on Form 10-K for the fiscal year ended November 30, 2015.
By: The Compensation and Corporate Governance Committee of the OMNOVA Board of Directors:
Michael A. Merriman, Chair
David J. D’Antoni
Larry B. Porcellato
William R. Seelbach
Robert A. Stefanko

Compensation of Executive Officers

2015 summary compensation table
The following table sets forth compensation information for the Company’s Named Executive Officers for each of the fiscal years ended November 30, 2015, 2014, and 2013, to the extent applicable.

Name and Principal Position (1)	Fiscal Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Kevin M. McMullen	2015	769,000	—	1,548,696	573,000	—	63,093	2,953,789
Chairman, Chief Executive Officer and President	2014	769,000	—	1,850,142	—	408,819	60,074	3,088,035
	2013	750,000	—	1,820,270	294,750	—	104,224	2,969,244
Paul F. DeSantis	2015	420,200	15,000	308,632	198,000	—	10,544	941,834
SVP, Chief Financial Officer	2014	202,019	15,000	472,393	—	—	63,779	753,191
	2013	—	—	—	—	—	—	—
Anne P. Noonan	2015	400,000	225,000	293,408	160,800	—	143,601	1,222,809
President, Performance Chemicals	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—
James C. LeMay	2015	355,000	—	260,192	167,300	—	22,813	805,305
SVP, Corporate Development; General Counsel	2014	355,000	—	266,242	—	198,336	16,048	835,626
	2013	343,000	—	258,773	101,185	—	24,268	727,226
David H. Maynard	2015	238,500	31,800	200,680	181,300	—	26,243	651,373
President, Engineered Surfaces	2014	—	—	—	—	—	—	—
	2013	—	—	—	—	—	—	—

(1)
Mr. DeSantis joined OMNOVA in 2014, and therefore was not a Named Executive Officer during 2013. Ms. Noonan joined OMNOVA in 2014, but did not become a Named Executive Officer until 2015. Mr. Maynard has been an executive officer of OMNOVA since 2012, but did not become a Named Executive Officer until 2015.

(2)
Amounts reported as “Bonus” reflect, (a) for Mr. DeSantis, one third of his new hire bonus that was paid in the 2015 fiscal year and one third that was paid in the 2014 fiscal year (with an additional one third to be paid in 2016), (b) for Ms. Noonan, the entire amount of her new hire bonus that was paid in the 2015 fiscal year, and (c) for Mr. Maynard, a retention bonus. The awards for Ms. Noonan and Mesrrs. DeSantis and Maynard are discussed in more detail in the Compensation Discussion & Analysis beginning on page 25 of this proxy statement.

(3)
Amounts reported as “Stock Awards” reflect the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718, based on the probable outcome of any applicable performance conditions and disregarding possible forfeitures. See Note Q to the Consolidated Financial Statements contained in our 2015 Annual Report for an explanation of the assumptions made in valuing awards of restricted shares.

On January 21, 2015, each Named Executive Officer received grants consisting of a target number of performance shares and a number of restricted shares. The value of restricted shares and the target number of performance shares was determined by multiplying the amount of such shares by $6.92, the price per OMNOVA common share at the close of trading on the grant date. The value and number of shares included for each of the equity-based grants reported in this column can be found in the 2015 grants of plan based awards table on page 43.
The value included in this table with respect to the performance shares is based on the grant date fair value of the target number of performance shares granted at the beginning of the performance period. The Company believes that target performance is the most likely to be achieved during the performance measurement period for those shares. If the Company’s performance at the end of the measurement period resulted in the Named Executive Officers earning the maximum number of performance shares, then each of the Named Executive Officers would be entitled to an award having the grant date fair value set forth beside his or her name in the following table:

Name	Grant Date Fair Value of Maximum Award ($)
Kevin M. McMullen	1,380,540
Paul F. DeSantis	377,140
Anne P. Noonan	359,148
James C. LeMay	318,320
David H. Maynard	213,828

(4)	During the 2014 fiscal year, no Named Executive Officer earned a payout under OMNOVA’s Executive Incentive Compensation Program.

(5)
Amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect the year-over-year change in the present value of amounts to be paid at normal retirement age for each Named Executive Officer who participated in OMNOVA’s Consolidated Pension Plan or OMNOVA’s Pension Benefits Restoration Plan (Messrs. McMullen and LeMay). The Consolidated Pension Plan and the Pension Benefits Restoration Plan were frozen for all participants, including the Named Executive Officers, effective June 1, 2009, as described in the narrative to the 2015 pension benefits table on page 46 of this proxy statement. No above market or preferential earnings were paid to any Named Executive Officer on nonqualified deferred compensation.

(6)	Amounts reported in the “All Other Compensation” column are set forth in the 2015 components of all other compensation table.

2015 components of all other compensation table

Name	Retirement Savings Plan Matching Contributions ($)(1)	Retirement Savings Benefits Restoration Plan Matching Contributions ($)(1)	Company Paid Life Insurance ($)(2)	Relocation Benefits ($)(3)	Perquisites and Personal Benefits ($)(4)	Total ($)
Kevin M. McMullen	9,275	17,640	12,028	—	24,150	63,093
Paul F. DeSantis	10,406	—	138	—	—	10,544
Anne P. Noonan	10,352	11,523	138	110,658	10,930	143,601
James C. LeMay	8,124	4,301	258	—	10,130	22,813
David H. Maynard	8,818	642	138	—	16,644	26,243

(1)
Amounts in these columns consist of OMNOVA’s matching contributions to the qualified OMNOVA Retirement Savings Plan and the nonqualified OMNOVA Retirement Savings Benefits Restoration Plan. For more information about these plans, see pages 34 and 47 of this proxy statement.

(2)
Amounts in this column reflect (a) fees of $11,779 paid by OMNOVA for a $4 million life insurance policy on Mr. McMullen pursuant to the terms of his employment agreement and (b) for all of the Named Executive Officers, 100% of the premiums for a $100,000 life insurance benefit paid by the Company on their behalf.

(3)
Amounts in this column reflect relocation benefits paid during the 2015 fiscal year consistent with OMNOVA’s standard relocation practices and policies. Any relocation expenses paid or reimbursed by the Company are required to be repaid in full if Ms. Noonan leaves the Company within twenty-four months of her date of hire.

(4)
Amounts reported for Mr. McMullen in this column reflect Company paid or reimbursed private club dues and costs for financial, tax, and estate planning services. For all other Named Executive Officers (except for Mr. DeSantis), the amounts reported in this column reflect Company paid or reimbursed costs for financial, tax, and estate planning services, the value of a commuting stipend provided to certain employees in connection with the relocation of OMNOVA’s headquarters, and the cost of financial, tax, and estate planning services. Mr. DeSantis did not receive perquisites or personal benefits in excess of $10,000. For more information, see page 34 of this proxy statement under the heading “Perquisites.”

2015 grants of plan based awards table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units(#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Kevin M. McMullen		253,770	769,000	1,153,500					—
	1/21/15				59,800	124,700	199,500		862,924
	1/21/15							99,100	685,772
Paul F. DeSantis		126,060	252,120	504,240					—
	1/21/15				13,600	27,300	54,500		188,916
	1/21/15							17,300	119,716
Anne P. Noonan		120,000	240,000	480,000					—
	1/21/15				13,000	25,900	51,900		179,228
	1/21/15							16,500	114,180
James C. LeMay		106,500	213,000	426,000					—
	1/21/15				11,500	23,000	46,000		159,160
								14,600	101,032
David H. Maynard		71,550	143,100	286,200					—
	1/21/15				7,700	15,500	30,900		107,260
	1/21/15							13,500	93,420

(1)
Amounts reported in these columns reflect annual incentive opportunities under OMNOVA’s Executive Incentive Compensation Plan for each of the Named Executive Officers for the one-year performance period ended November 30, 2015. Bonuses for threshold, target, or maximum performance would result in a plan payout equal to 33%, 100%, or 150% of base salary, respectively, for Mr. McMullen, and 30%, 60%, or 120% of base salary, respectively, for each of the other Named Executive Officers. The actual payouts made to the Named Executive Officers are reflected in the 2015 summary compensation table on page 41 of this proxy statement.

(2)
Amounts reported in these columns reflect number of performance shares under OMNOVA’s Long-Term Incentive Plan that each of the Named Executive Officers could receive at threshold, target, or maximum performance for a two-year performance period that began December 1, 2014 and ends November 30, 2016. These performance shares are discussed in detail in the Compensation Discussion and Analysis section of this proxy statement. Bonuses for threshold, target, or maximum performance are equal to 60%, 125%, or 200% of base salary, respectively, for Mr. McMullen, and 25%, 50%, or 100% of base salary for the other Named Executive Officers. The value of each award for threshold, target, and maximum performance was converted into an equivalent number of book-entry deferred shares that track the price of OMNOVA common shares. These shares are ultimately paid in cash based upon measured performance. The price at which the awards were converted to book-entry performance shares was based on the thirty-day average closing price of OMNOVA common shares for the first thirty trading days of the performance period, which was $7.71 per share.

(3)
Amounts reported in this column reflect the number of restricted shares granted to each of the Named Executive Officers on January 21, 2015, which generally vest in full three years from the grant date.

(4)
Amounts reported in this column represent the aggregate grant date fair value of each applicable equity award granted during the 2015 fiscal year. The grant date fair value is based on the price per OMNOVA common share on January 21, 2015 ($6.92), multiplied by (a) in the case of restricted share grants, the amount of restricted shares granted or (b) in the case of Long-Term Incentive Plan grants, the target number of performance shares granted. The accounting assumptions used in calculating the grant date fair value for the equity awards are described in Note Q to the Consolidated Financial Statements contained in our 2015 Annual Report.

2015 outstanding equity awards at fiscal year end
The following table sets forth information for each Named Executive Officer with respect to (i) each award of unvested restricted stock that had not vested and remained outstanding as of November 30, 2015 and (ii) each award of performance shares for which the performance period had not expired on or before November 30, 2015.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(3)
Kevin M. McMullen	288,400	2,168,768	124,700	937,744
Paul F. DeSantis	42,300	318,096	27,300	205,296
Anne P. Noonan	56,500	424,880	25,900	194,768
James C. LeMay	40,700	306,064	23,000	172,960
David H. Maynard	30,800	231,616	15,500	116,560

(1)
Amounts reported in this column reflect the aggregate number of restricted shares outstanding as of November 30, 2015. The vesting dates for these awards are shown in the following table. All awards identified below generally vest in full three years from the date of grant.

Name	Grant Date	Shares Granted	Vesting Date
Kevin M. McMullen	1/21/2015	99,100	1/21/2018
	1/22/2014	85,600	1/22/2017
	1/23/2013	103,700	1/23/2016
Paul F. DeSantis	1/21/2015	17,300	1/21/2018
	6/17/2014	25,000	6/17/2017
Anne P. Noonan	1/21/2015	16,500	1/21/2018
	9/22/2014	40,000	9/22/2017
James C. LeMay	1/21/2015	14,600	1/21/2018
	1/22/2014	11,900	1/22/2017
	1/23/2013	14,200	1/23/2016
David H. Maynard	1/21/2015	13,500	1/21/2018
	1/22/2014	8,000	1/22/2017
	1/23/2013	9,300	1/23/2016

(2)
Amounts reported in this column reflect the aggregate number of performance shares outstanding under OMNOVA’s 2015-2016 Long-Term Incentive Plan (assuming target performance) as of November 30, 2015. These awards will settle, if they settle at all, generally within two and a half months of the end of the two-year performance period being measured, subject to the prior review and certification of the Compensation and Corporate Governance Committee.

(3)
Amounts reported in this column reflect the aggregate number of performance shares outstanding under OMNOVA’s 2015-2016 Long-Term Incentive Plan (based upon target performance) multiplied by the closing price per OMNOVA common share on November 30, 2015 ($7.52).

2015 option exercises and stock vested table
The following table provides information regarding the vesting of OMNOVA restricted shares and performance shares earned during the fiscal year ended November 30, 2015 for each of the Named Executive Officers. No Named Executive Officer held or exercised any stock options during the 2015 fiscal year.

Name	Stock Awards
	Vesting Date (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin M. McMullen	1/18/2015	162,000	1,210,140
	1/20/2016	11,518	82,351
Paul F. DeSantis	1/20/2016	2,604	18,622
Anne P. Noonan	1/20/2016	1,446	10,340
James C. LeMay	1/18/2015	22,200	165,834
	1/20/2016	1,760	12,586
David H. Maynard	3/14/2015	8,900	70,844
	1/20/2016	1,183	8,456

(1)
Messrs. McMullen and LeMay each received a grant of restricted shares on January 18, 2012, all of which vested on January 18, 2015. In connection with his promotion to President, Engineered Surfaces, Mr. Maynard received a grant of restricted shares on March 14, 2012, all of which vested on March 14, 2015. Additionally, each of the Named Executive Officers received a grant of performance shares under the 2014-2015 Long-Term Incentive Plan, which were earned based on on performance between December 1, 2013 and November 30, 2015, and paid in cash on January 20, 2016.

(2)
The value at vesting of the restricted shares that vested to Messrs. McMullen and LeMay on January 18, 2015, and to Mr. Maynard on March 14, 2015 was based on the closing price per OMNOVA common share on those dates ($7.47 and $7.96, respectively). The performance shares that settled on January 20, 2016 were settled entirely in cash, based on the average trading price per OMNOVA common share for the thirty trading days ending November 30, 2015 ($7.15).

2015 pension benefits table
The following table presents information about the participation of the Named Executive Officers in OMNOVA’s defined benefit pension plans as of November 30, 2015.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
Kevin M. McMullen	Consolidated Pension Plan	12.75	440,914	—
	Pension Benefits Restoration Plan	12.75	1,313,874	—
Paul F. DeSantis	Consolidated Pension Plan	—	—	—
	Pension Benefits Restoration Plan	—	—	—
Anne P. Noonan	Consolidated Pension Plan	—	—	—
	Pension Benefits Restoration Plan	—	—	—
James C. LeMay	Consolidated Pension Plan	19.00	639,166	—
	Pension Benefits Restoration Plan	19.00	311,031	—
David H. Maynard	Consolidated Pension Plan	17.83	309,956	—
	Pension Benefits Restoration Plan	17.83	1,875	—

(1)
The amounts reflected in this column were calculated as of November 30, 2015, assuming a normal retirement age of 65 years and using the same assumptions employed for financial reporting purposes under Accounting Standards Codification Topic 715. These assumptions are described in Note O of the Notes to Consolidated Financial Statements included in the Company’s 2015 Annual Report.

OMNOVA Solutions Consolidated Pension Plan:  OMNOVA sponsors the OMNOVA Solutions Consolidated Pension Plan, a defined benefit pension plan qualified under Section 401(a) of the Internal Revenue Code which is subject to the Employee Retirement Income Security Act. Appendix A of the OMNOVA Solutions Consolidated Pension Plan (the “Salaried Plan”) provides benefits for OMNOVA’s salaried and non-union hourly employees who were employed by the company prior to December 1, 2004, the date the Salaried Plan was closed to new participants. Effective June 1, 2009, OMNOVA froze the accrual of benefit and vesting service under the Salaried Plan. Accordingly, the amounts in the “Present Value of Accumulated Benefits” column in the table above reflect the present value of the benefit that had been accrued by each Named Executive Officer as of June 1, 2009. All amounts accrued by OMNOVA with respect to the Salaried Plan after June 1, 2009 reflect the effect of actuarial adjustments due to, for example, changes in applicable mortality tables and interest rates. Such amounts do not represent an increase in the accumulated benefit that will actually become payable to a participant at normal retirement age. The normal form of payment for a Salaried Plan participant is a single life annuity. Participants are eligible to begin receiving full benefits at the normal retirement age of 65, or a reduced benefit for early retirement at age 55 if the participant had 10 years of service with the Company through May 31, 2009. As of November 30, 2015, Messrs. McMullen and LeMay each satisfy the requirements for early retirement under the Salaried Plan.
OMNOVA Solutions Pension Benefit Restoration Plan:  OMNOVA sponsors the OMNOVA Solutions Pension Benefit Restoration Plan (the “Pension BRP”), an unfunded plan that is not qualified under the Code. The Pension BRP provides benefits to participants in the Salaried Plan whose benefits are limited due to certain limits on qualified plans contained in the Internal Revenue Code. The benefit available under the Pension BRP is intended to restore the benefits that are lost under the Salaried Plan due to such Internal Revenue Code limits. Consistent with the Salaried Plan, OMNOVA froze accrual of benefit and vesting service under the Pension BRP on June 1, 2009. The amounts in the “Present Value of Accumulated Benefits” column in the table above reflect the present value of the benefit accrued by each Named Executive Officer as of June 1, 2009. Benefits under the Pension BRP are paid as a lump sum no sooner than 60 days after the participant’s retirement, subject to the requirements of Section 409A of the Internal Revenue Code (including its required six month delay on the making of payments to certain specified employees), if applicable.

2015 nonqualified deferred compensation table
OMNOVA sponsors the OMNOVA Solutions Retirement Savings Restoration Plan (the “Savings BRP”), an unfunded compensation deferral plan that is not qualified under the Internal Revenue Code. The Savings BRP allows participants in the OMNOVA Solutions Retirement Savings Plan (“401(k) Plan”) whose contributions to a tax-qualified savings plan are subject to annual compensation limits under the Internal Revenue Code to defer up 50% of cash compensation (including cash bonuses) to the Savings BRP once such compensation limits have been exceeded.
Participant deferrals are invested on a bookkeeping basis in investment funds that mirror the funds the participant has elected to invest in under the 401(k) Plan. OMNOVA provides participants with a match of 100% on the first 1%, and 50% on the next 5%, of participant contributions into the Savings BRP, for a total Company match of 3.5% of contributions.
The following table shows activity for the Named Executive Officers during the 2015 fiscal year under the Savings BRP.

Name	Executive Contributions in Last FY ($)	OMNOVA Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(2)(3)
Kevin M. McMullen	30,240	17,640	(92,148)	—	1,416,271
Paul F. DeSantis	—	—	—	—	—
Anne P. Noonan	19,754	11,523	295	—	31,572
James C. LeMay	7,373	4,301	(65,658)	—	313,120
David H. Maynard	1,101	642	471	—	32,014

(1)	Amounts reported in this column are not reflected in the 2015 summary compensation table because the earnings were neither preferential nor above-market.

(2)	Amounts reported in this column reflect the total ending account balance (including employee and company balances) at November 30, 2015 for each Named Executive Officer.

(3)
All nonqualified executive contributions and OMNOVA contributions included in this column are also included in the current-year compensation presented in the 2015 summary compensation table under the “Salary” and “All Other Compensation” columns, respectively. The aggregate amount of this balance that has been included in OMNOVA’s summary compensation table as compensation in previous years is:

Name	Amounts Previously Included ($)
Kevin M. McMullen	711,173
Paul F. DeSantis	—
Anne P. Noonan	—
James C. LeMay	176,784
David H. Maynard	—
Mr. DeSantis and Ms. Noonan, who joined the Company during 2014, were not eligible to participate in the Savings BRP until the 2015 fiscal year. Mr. Maynard has not been a Named Executive Officer previously and therefore no executive contribution or OMNOVA contributions amounts have been included in OMNOVA’s summary compensation table for him in prior years.

Potential payments upon termination or change of control
The following table identifies the compensation and benefits enhancements that would generally be provided to the Named Executive Officers in various termination scenarios, based on our general 2015 compensation practices for executive officers under various award agreements and the Corporate Officers’ Severance Plan. No benefits are payable to any Named Executive Officer as a result of an involuntary, for cause termination. This table does not describe benefits that are available to salaried employees generally. Exceptions to the benefits described below that arise from OMNOVA’s legacy employment or severance agreements are identified in footnotes to Mr. McMullen’s and Mr. LeMay’s post-termination tables.
Notwithstanding the descriptions below, all compensation and benefit enhancements that would become available under various termination scenarios described below would only be paid in a manner consistent with Section 409A of the Internal Revenue Code when applicable.

Compensation or Benefit	Separation Event (1)
	Resignation	Retirement	Involuntary, Not For Cause	Change of Control Termination	Due to Disability	Death
Severance Pay	None	None	52 weeks of salary continuation	52 weeks of salary continuation	None	None
Annual Incentive	Forfeited unless employed on payment date	Payment for completed periods, pro rata payment at actual performance for incomplete periods	Payment for completed periods, pro rata payment at actual performance for incomplete periods	Payment for completed periods; payment at 75% of maximum bonus opportunity for incomplete periods	Payment for completed periods, pro rata payment at actual performance for incomplete periods	Payment for completed periods, pro rata payment at actual performance for incomplete periods
Restricted Shares	Unvested restricted shares are forfeited	Vesting of unvested restricted shares is accelerated	Unvested restricted shares are forfeited	Vesting of unvested restricted shares is accelerated	Vesting of unvested restricted shares is accelerated	Vesting of unvested restricted shares is accelerated
Performance Awards	Payment for completed performance period; incomplete periods prorated at discretion of Comp. and Corp. Gov. Committee	Payment for completed performance period; incomplete periods prorated at discretion of Comp. and Corp. Gov. Committee	Payment for completed performance period; incomplete periods prorated at discretion of Comp. and Corp. Gov. Committee	Payment for completed performance period; incomplete periods prorated assuming target performance	Payment for completed performance period; incomplete periods prorated at discretion of Comp. and Corp. Gov. Committee	Payment for completed performance period; incomplete periods prorated at discretion of Comp. and Corp. Gov. Committee
Life Insurance	None	None	None	None	None	Payable according to applicable insurance plans
Other Benefits (2)	None	None	Reasonable cost of 12 months of outplacement services; 100% of the premiums for OMNOVA-provided medical, dental and basic life insurance for 12 months	Reasonable cost of 12 months of outplacement services; 100% of the premiums for OMNOVA-provided medical, dental and basic life insurance for 12 months	None	None

(1)
“Retirement” means a Named Executive Officer’s separation from employment (a) at or after fifty-five years of age with at least ten years of service with OMNOVA or (b) at or after age sixty-five, regardless of years of service.

"Change of Control Termination" means: (x) generally, involuntary termination following a change of control, (y) for Mr. LeMay, an involuntary termination, or his voluntary termination for “good reason," within two years after a change of control and (z) for Mr. McMullen, the same conditions as Mr. LeMay, as well as Mr. McMullen’s voluntary termination for any reason within a sixty-day period beginning six months following a change of control. Under the terms of the Company’s Third Amended and Restated 1999 Equity Incentive Plan, all restricted share grants vest immediately upon a change of control.

(2)
Except as described for Mr. McMullen and LeMay, the “Other Benefits” row in the following tables assumes outplacement service costs of $25,000, medical insurance premiums of $20,112, dental insurance premiums of $1,260, and one year of the annual life insurance premiums reported in the 2015 components of all other compensation table for each Named Executive Officer.

2015 post-termination tables
The following tables report the compensation that would be paid by the Company to each Named Executive Officer, assuming that each of the termination scenarios occurred on November 30, 2015.
Kevin M. McMullen

Compensation or Benefit	Separation Event
	Resignation ($)(1)	Retirement ($)	Involuntary, Not For Cause ($)	Change of Control Termination ($)	Due to Disability ($)	Death ($)
Severance Pay (2)	3,788,000	—	3,788,000	5,190,750	—	—
Annual Incentive	—	573,000	573,000	573,000	573,000	573,000
Restricted Shares (3)	2,168,768	2,168,768	2,168,768	2,168,768	2,168,768	2,168,768
Performance Awards (4)	551,223	551,223	551,223	551,223	551,223	551,223
Life Insurance	—	—	—	—	—	4,100,000
Other Benefits (5)	121,800	—	121,800	275,780	—	—
Excise Tax Gross-Up (6)	—	—	—	—	—	—
Total	6,629,791	3,292,991	7,202,791	8,759,521	3,292,991	7,392,991

(1)
In addition to a voluntary resignation, Mr. McMullen's Amended and Restated Employment Agreement provides that "resignation" includes his election to terminate employment due to, among other things, his removal as Chairman or Chief Executive Officer, a reduction of his base pay, or his ineligibility for incentive pay (a “Special Resignation”). The amounts set forth in this column reflect those that would be paid for a Special Resignation. If Mr. McMullen otherwise voluntarily resigned, he would receive $82,351, the value of performance shares earned for the performance period ended November 30, 2015.

(2)
Upon (a) an involuntary, not for cause termination or (b) his Special Resignation, Mr. McMullen's severance pay would equal two times the sum of (x) his annual base salary at separation and (y) the higher of his annual base salary or the highest-year end bonus that he received in the three fiscal years prior to the year of such separation. Upon a Change of Control Termination, Mr. McMullen’s Amended and Restated Severance Agreement provides for a severance payment equal to three times the sum of his (a) annual base salary and (b) an incentive payment not less than the greatest of (i) the average bonus paid to him during the three fiscal years preceding the year of the Change of Control Termination, (ii) 75% of the maximum bonus opportunity for the current fiscal year, and (iii) 125% of his current annual base salary.

(3)
Under the terms of OMNOVA’s Third Amended and Restated 1999 Equity Incentive Plan, if Mr. McMullen satisfied the criteria for Retirement on the date of his separation, the restricted shares held by him would be accelerated as though the separation were a Retirement. As of November 30, 2015, Mr. McMullen satisfied all criteria for early Retirement.

(4)
Upon (a) an involuntary, not for cause termination, (b) his Special Resignation, or (c) a Change of Control Termination, Mr. McMullen would be entitled to payment for performance shares for completed performance periods and prorated payment of performance shares for incomplete performance periods at the greater of target or actual performance for the incomplete period. The retirement, disability, and death scenarios assume the Compensation & Corporate Governance Committee would approve payment for incomplete performance periods. In all cases, the value of the performance shares is estimated based on OMNOVA’s common share closing price on November 30, 2015 ($7.52), assuming target performance throughout the period.

(5)
Upon (a) an involuntary, not for cause termination, or (b) his Special Resignation, Mr. McMullen would continue receiving health and welfare benefits (including medical, dental and life insurance) and financial planning assistance for twenty four months following his termination or resignation, as well as outplacement assistance. Upon a Change of Control Termination, Mr. McMullen would be entitled to receive three years of health and welfare benefits ($100,200), two years of financial planning assistance ($21,780), and up to one year of outplacement assistance (the expense of which may not exceed 20% of his pre-separation annual base salary - $153,800).

(6)
Upon a Change of Control Termination, Mr. McMullen’s Amended and Restated Severance Agreement provides for an excise tax gross-up if the compensation or benefits to be paid to him, in addition to all other payments of cash or property to which he may be entitled, constitutes an “excess parachute payment” under certain tax laws (including Section 280G of the Code). The tax gross-up is intended to provide Mr. McMullen with the same after-tax severance pay that he would have received but for the application of the tax laws. The Committee considers one-third of the severance pay to be consideration for a three-year non-compete covenant imposed upon Mr. McMullen as a condition to his receiving a severance payment; the exact value of the non-compete would ultimately be determined at the time of the separation. Even if taxing authorities concluded that the entire amount of severance pay identified in this column constituted a “parachute payment” for Section 280G purposes, the total amount of the “parachute payments” would not trigger a tax gross-up under the Severance Agreement, assuming termination occurred on November 30, 2015.

Paul F. DeSantis

Compensation or Benefit	Separation Event
	Resignation ($)	Retirement ($)(1)	Involuntary, Not For Cause ($)	Change of Control Termination ($)	Due to Disability ($)	Death ($)
Severance Pay	—	—	420,200	420,200	—	—
Annual Incentive	—	—	198,000	198,000	198,000	198,000
Restricted Shares	—	—	—	318,096	318,096	318,096
Performance Awards (2)	18,622	—	18,622	121,270	121,270	121,270
Life Insurance	—	—	—	—	—	100,000
Other Benefits	—	—	46,510	46,510	—	—
Total	18,622	—	683,332	1,104,076	637,366	737,366

(1)	Mr. DeSantis did not meet the eligibility criteria for Retirement as of November 30, 2015.

(2)
The disability and death scenarios assume the Compensation & Corporate Governance Committee would approve payment for incomplete performance periods. In all cases, the value of the performance shares is estimated based on OMNOVA’s common share closing price on November 30, 2015 ($7.52), assuming target performance throughout the period.

Anne P. Noonan

Compensation or Benefit	Separation Event
	Resignation ($)	Retirement ($)(1)	Involuntary, Not For Cause ($)	Change of Control Termination ($)	Due to Disability ($)	Death ($)
Severance Pay	—	—	400,000	400,000	—	—
Annual Incentive	—	—	160,800	160,800	160,800	160,800
Restricted Shares	—	—	—	424,880	424,880	424,880
Performance Awards (2)	10,340	—	10,340	107,724	107,724	107,724
Life Insurance	—	—	—	—	—	100,000
Other Benefits	—	—	46,510	46,510	—	—
Total	10,340	—	617,650	1,139,914	693,404	793,404

(1)	Ms. Noonan did not meet the eligibility criteria for Retirement as of November 30, 2015.

(2)
The disability and death scenarios assume the Compensation & Corporate Governance Committee would approve payment for incomplete performance periods. In all cases, the value of the performance shares is estimated based on OMNOVA’s common share closing price on November 30, 2015 ($7.52), assuming target performance throughout the period.

James C. LeMay

Compensation or Benefit	Separation Event
	Resignation ($)	Retirement ($)	Involuntary, Not For Cause ($)	Change of Control Termination ($)	Due to Disability ($)	Death ($)
Severance Pay (1)	—	—	355,000	2,023,500	—	—
Annual Incentive	—	167,300	167,300	167,300	167,300	167,300
Restricted Shares (2)	306,064	306,064	306,064	306,064	306,064	306,064
Performance Awards (3)	12,586	99,066	12,586	99,066	99,066	99,066
Life Insurance	—	—	—	—	—	100,000
Other Benefits (4)	—	—	58,151	156,150	—	—
Excise Tax Gross-Up (5)	—	—	—	—	—	—
Total	318,650	572,430	899,101	2,752,079	572,430	672,430

(1)
Upon a Change of Control Termination, Mr. LeMay’s Amended and Restated Severance Agreement provides for a severance payment equal to three times the sum of his (a) annual base salary and (b) an incentive pay amount not less than the greater of (i) the average bonus paid to him during the three fiscal years preceding the Change of Control Termination and (ii) 75% of the maximum bonus opportunity for the current fiscal year.

(2)
Under the terms of OMNOVA’s Third Amended and Restated 1999 Equity Incentive Plan, if Mr. LeMay satisfied the criteria for Retirement on the date of his separation, the restricted shares held by him would be accelerated as though the separation were a Retirement. As of November 30, 2015, Mr. LeMay satisfied all criteria for early Retirement.

(3)
The retirement, disability, and death scenarios assume the Compensation & Corporate Governance Committee would approve payment for incomplete performance periods. In all cases, the value of the performance shares is estimated based on OMNOVA’s common share price on November 30, 2015 ($7.52), assuming target performance throughout the period.

(4)
Upon a Change of Control Termination, Mr. LeMay would be entitled to receive three years of health and welfare benefits ($64,890), two years of financial planning assistance ($20,260), and up to one year of outplacement assistance (the expense of which may not to exceed 20% of his pre-separation annual base salary - $71,000).

(5)
Upon a Change of Control Termination, Mr. LeMay’s Amended and Restated Severance Agreement provides that if the compensation or benefits enhancements to be paid to him, in addition to all other payments of cash or property to which he may be entitled, constitutes an “excess parachute payment” under certain tax laws (including Section 280G of the Internal Revenue Code), OMNOVA will gross-up such payments to cause him to receive the same after-tax compensation that he would have received but for the application of the tax laws. The Committee considers one-third of the severance pay to be consideration for a three-year non-compete covenant imposed upon Mr. McMullen as a condition to his receiving a severance payment; the exact value of the non-compete would ultimately be determined at the time of the separation. Even if taxing authorities concluded that the entire amount of severance pay identified in this column constituted a “parachute payment” for Section 280G purposes, the total amount of the “parachute payment” would not trigger a tax gross-up under the Severance Agreement, assuming termination occurred on November 30, 2015.

David H. Maynard

Compensation or Benefit	Separation Event
	Resignation ($)	Retirement ($)(1)	Involuntary, Not For Cause ($)	Change of Control Termination ($)	Due to Disability ($)	Death ($)
Severance Pay	—	—	238,500	238,500	—	—
Annual Incentive	—	—	181,284	181,284	181,284	181,284
Restricted Shares	—	—	—	231,616	231,616	231,616
Performance Awards (2)	8,456	—	8,456	66,736	66,736	66,736
Life Insurance	—	—	—	—	—	100,000
Other Benefits	—	—	46,510	46,510	—	—
Total	8,456	—	474,750	764,646	479,636	579,636

(1)	Mr. Maynard did not meet the eligibility criteria for Retirement as of November 30, 2015.

(2)
The disability and death scenarios assume the Compensation & Corporate Governance Committee would approve payment for incomplete performance periods. In all cases, the value of the performance shares is estimated based on OMNOVA’s common share closing price on November 30, 2015 ($7.52), assuming target performance throughout the period.

Audit Matters

Ernst & Young’s fees
The following table summarizes the fees billed to OMNOVA for services provided by its independent auditor, Ernst & Young, for fiscal years 2015 and 2014.

Service	FY 2015 ($)	FY 2014 ($)
Audit Fees (1)	2,012,000	1,934,700
Audit-Related Fees (2)	178,500	172,000
Tax Fees (3)	914,600	968,300
All Other Fees (4)	—	—
Total	3,105,100	3,075,000

(1)
Aggregate fees billed for professional services in connection with the integrated audit of OMNOVA’s annual financial statements for the fiscal years ended November 30, 2015 and 2014, respectively, reviews of financial statements included in OMNOVA’s Forms 10-Q during fiscal years 2015 and 2014, respectively, foreign statutory audits performed in accordance with local requirements for our foreign subsidiaries during fiscal years 2015 and 2014, and audits of OMNOVA’s internal controls over financial reporting for fiscal years 2015 and 2014.

(2)	Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audits or review of OMNOVA’s financial statements.

(3)
Aggregate fees billed for tax services. These services consisted of tax compliance, preparation and planning services provided to certain domestic and foreign subsidiaries of OMNOVA during fiscal years 2015 and 2014.

(4)	Aggregate fees billed for permitted products and services other than those described above.
Pre-approval policies and procedures
Annually, the Audit Committee approves the scope of and fees for year-end and statutory audits by OMNOVA’s independent auditor for the following fiscal year. At that time, management may also request that the committee pre-approve additional permitted projects and services to be conducted by the independent auditor. The committee reviews and, if acceptable, pre-approves these additional projects and services prior to their commencement. Management periodically updates the committee on the progress and spend for each of these projects and services. The committee has delegated up to $50,000 of aggregate authority to its Chair to pre-approve the engagement of the independent auditor for audit and permitted non-audit services. The Chair is required to report to the committee on the services he has approved within his authority at the next regularly scheduled committee meeting. Any other services to be provided by the independent auditor must be approved by the committee in advance. All services provided by Ernst & Young during the 2015 fiscal year were approved in accordance with the these policies and procedures.
Audit committee independence and financial experts
The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Steven W. Percy (Chair), Janet P. Giesselman, Joseph M. Gingo, James A. Mitarotonda, and Allan R. Rothwell are its members. The Board has determined that Mr. Percy qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K, and all members of the Audit Committee are “independent” as that term is defined in Section 303A.02 of the Listed Company Manual of the New York Stock Exchange.

Audit Committee Report
The Board has appointed five of its independent directors to its Audit Committee, and has approved a written charter under which the committee operates. The charter is reviewed annually and updated and reapproved as appropriate, and is available on OMNOVA’s website (www.omnova.com).
The committee oversees the accounting and financial reporting processes of OMNOVA, the audits of OMNOVA’s consolidated financial statements and internal controls over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as OMNOVA’s independent auditor, and the performance of OMNOVA’s internal auditor. Management is responsible for implementing and objectively reviewing OMNOVA’s internal controls and financial preparation and reporting processes. OMNOVA’s independent auditor is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States. The independent auditor is also responsible for expressing an opinion on the effectiveness of OMNOVA’s internal controls over financial reporting. The committee relies upon the expertise and knowledge of management, the internal auditor, and the independent auditor, in carrying out its oversight responsibilities.
The committee is directly responsible for the appointment, compensation, retention, and oversight of OMNOVA’s independent auditor. In determining whether to retain the independent auditor for the following fiscal year, the committee considers the qualifications, experience, independence, quality control, candor, objectivity, and professional skepticism of the independent auditor. The committee also evaluates the lead partner designated by the independent auditor. As required by Securities and Exchange Commission rules, the committee is directly involved in the review and selection of the audit partners serving on the auditor’s engagement team during mandated five-year partner rotations. The committee also oversees audit fee negotiations associated with OMNOVA’s retention of the independent auditor and has the sole authority to approve such fees. Based on these factors, the committee concluded that the selection of Ernst & Young as the independent auditor of OMNOVA for fiscal year 2016 is in the best interest in the Company and all of its shareholders. Ernst & Young has been continuously retained as OMNOVA’s independent auditor since OMNOVA’s spin-off from GenCorp Inc. in 1999.
Additionally, the committee has reviewed and discussed the audited financial statements of OMNOVA for the year ended November 30, 2015 (“Audited Financial Statements”) with OMNOVA’s management. In fulfilling its oversight responsibility, the committee reviewed and discussed with management the quality, not just the acceptability, of OMNOVA’s accounting principles, the reasonableness of management’s significant judgments, and the clarity of the disclosures in the financial statements. The committee also reviewed and discussed with representatives of Ernst & Young their judgments as to the quality, not just the acceptability, of OMNOVA’s accounting principles and underlying estimates in its financial statements. In addition, the committee has discussed with Ernst & Young the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16. Ernst & Young has also delivered to the committee the written disclosures and independence letter required by the Public Company Accounting Oversight Board, and the committee has discussed with Ernst & Young its independence from OMNOVA. Based on the foregoing, the committee recommended to the Board the inclusion of the Audited Financial Statements in OMNOVA’s Annual Report on Form 10-K for the year ended November 30, 2015 that was filed with the Securities and Exchange Commission on January , 2016.
By: The Audit Committee of the OMNOVA Board of Directors:
Steven W. Percy, Chair
Janet Plaut Giesselman
Joseph M. Gingo
James A. Mitarotonda
Allan R. Rothwell

Information about this Annual Meeting

Matters to be presented
The Board is not aware of any other matter to be presented at the Annual Meeting, except those described in this proxy statement. If any other matter is properly brought before the Annual Meeting, the individuals you have authorized to vote your shares as proxy will vote on your behalf exercising their best judgment.
How votes are counted
At the close of business on January 19, 2016, the record date for the Annual Meeting, there were 44,807,593 OMNOVA common shares outstanding. Each OMNOVA common share is entitled to one vote on each matter presented for vote, and one vote for each nominee presented for election to the Board, at the Annual Meeting. To transact business at the Annual Meeting, a majority of the outstanding OMNOVA common shares must be present in person, by proxy, or by a combination of the two. This is known as a quorum. If you return a valid proxy, your shares will be counted for determining if a quorum is present at the Annual Meeting.
If you hold your shares through a broker and do not provide specific voting instructions, your broker is only permitted to vote your shares on your behalf for “routine” proposals under the rules of the New York Stock Exchange. Accordingly, unless you provide specific voting instructions, your broker will submit a proxy card that leaves your shares unvoted on Proposals One, Three, Four, Five and Six, which the New York Stock Exchange considers “non-routine” proposals. This is referred to as a “broker non-vote.” Proposal Two is a routine matter for which your broker will vote without your specific instruction.
You may vote “FOR,” or “WITHHOLD” your vote from, each of the three nominees to the Board. “WITHHOLD” votes and broker non-votes will not be counted either for or against the election of a director-nominee. If a quorum is present at the Annual Meeting, the three nominees for election as Directors that receive a plurality of the votes cast will be elected.
You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting for, each of the other proposals. The affirmative vote of a majority of the votes cast on the proposal is required for the approval of each of Proposals Two, Three and Six. In determining whether Proposals Two, Three or Six has received the affirmative vote of a majority of the votes cast on the proposal, abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against each such proposal, if applicable. The affirmative vote of 80% of the voting power of the Company on the proposal is required for the approval of each of Proposals Four and Five. In determining whether Proposals Four or Five has received the affirmative vote of 80% of the voting power of the Company on the proposal, abstentions and broker non-votes are not considered votes “FOR” and, therefore, will effectively count as votes against each such proposal.
To ensure your shares are voted at the meeting, you are urged to provide your proxy instructions promptly by telephone, online, or by mailing your signed proxy card if you received printed materials. OMNOVA common shares represented by properly executed proxy cards, online instructions, or telephone instructions will be voted as you direct. If you do not cast any votes, but submit an otherwise properly-executed proxy card, or your properly submitted Internet or telephone instruction gives no voting direction whatsoever, the proxies will vote your shares according to the Board’s recommendations, as follows:

Proposal		Board Recommendation
1.	Election of 3 directors	FOR
2.	Ratification of independent auditor	FOR
3.	Approval, on an advisory basis, of Named Executive Officer compensation	FOR
4.	Approval of amendments to OMNOVA's Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations to require majority voting in uncontested director elections	FOR
5.
Approval of an amendment to OMNOVA’s Amended and Restated Code of Regulations to allow the OMNOVA Board of Directors to amend the Amended and Restated Code of Regulations to the extent permitted by Ohio law
FOR
6.	Approval of the OMNOVA Solutions Inc. Employee Share Purchase Plan	FOR
Revoking a proxy
If you have submitted your proxy and would like to revoke it, you may do so at any time before your shares are voted at the Annual Meeting by: (i) filing a notice with the Corporate Secretary of OMNOVA revoking your proxy; (ii) filing a new, subsequently dated proxy (whether by proxy card, over the Internet, or telephone); or (iii) by attending the Annual Meeting and electing to vote your shares in person. Please note that your attendance at the Annual Meeting alone does not revoke your proxy.
Cost of proxy solicitation
This proxy statement is issued in connection with the solicitation of proxies by the Board for use at the Annual Meeting and at any adjournment or postponement thereof, and OMNOVA will pay for preparing, printing, and mailing these proxy materials. Officers and employees of OMNOVA and its subsidiaries may solicit the return of proxies, but will not receive additional compensation for these efforts. OMNOVA has engaged Georgeson Inc. to assist in the solicitation of proxies at an anticipated cost of $13,500 plus expenses. OMNOVA will request that brokers, banks, custodians, nominees, and other fiduciaries send proxy materials to all beneficial owners and upon request will reimburse them for their expenses. Solicitations may be made by mail, telephone, or other means.
Attending the Annual Meeting
If you attend the Annual Meeting in person, you will be asked to present photo identification (such as a state-issued driver’s license) and proof that you own OMNOVA common shares before you may enter the meeting. If you are a holder of record, the top half of your proxy card is your admission ticket. If you hold shares in street name (through a bank or broker, for example), a recent brokerage statement or a letter from your broker or bank showing your holdings of OMNOVA common shares is acceptable proof of ownership. If you want to vote shares that you hold in street name in person at the Annual Meeting, you must bring a legal proxy in your name from the broker, bank, or other nominee that holds your shares.

Information about the 2017 Annual Meeting

Rule 14a-8 proposals for the 2017 annual meeting of shareholders
The deadline for shareholders to submit proposals under the provisions of Rule 14a-8 of the Exchange Act for inclusion in the proxy statement for the 2017 annual meeting of shareholders is October , 2016.
Other proposals and director nominations for the 2017 annual meeting of shareholders
The Code sets an advance notice procedure for director nominations and for proposals a shareholder would like to present directly at an annual meeting (rather than submitting for inclusion in OMNOVA’s proxy statement under Rule 14a-8).
Shareholder proposals submitted outside of Rule 14a-8 for the 2017 annual meeting of shareholders must be received by the Corporate Secretary of OMNOVA no earlier that November , 2016 and no later than December , 2016. Regulation 8 of the code specifies the information and statements that must be included in any shareholder proposal. The OMNOVA proxy card relating to the 2017 annual meeting of shareholders will give the proxy holders authority to vote or not vote on proposals submitted outside the Rule 14a-8 process that do not comply with the requirements in the Code.
Shareholders who wish to nominate a person for election as a director of OMNOVA at an annual meeting must strictly comply with the requirements of Regulation 13(c) of the Code, including providing notice to the Corporate Secretary of OMNOVA not less than 60 nor more than 90 days prior to the first anniversary of the date on which OMNOVA first mailed its proxy materials for the preceding year’s annual meeting of shareholders. Regulation 13(c) of the Code specifies the information and statements that must be included in any shareholder recommendation.
A copy of the Code was attached as Exhibit 3.4 to OMNOVA’s Registration Statement on Form 10 (File No. 1-15147) filed with the Securities and Exchange Commission and available through its website (www.sec.gov). Upon written request to the Corporate Secretary of OMNOVA, OMNOVA will provide any shareholder, without charge, a copy of the procedures governing shareholder proposals or the nomination of directors.
Shareholder nominations or proposals should be submitted to OMNOVA’s Corporate Secretary at 25435 Harvard Road, Beachwood, Ohio 44122-6201, Attention: Corporate Secretary. The Corporate Secretary will direct the materials to the Chair of the Compensation and Corporate Governance Committee.

Annex A - Amendments to Organizational
Documents to implement majority voting
in uncontested director elections
Amendments to Amended and Restated Articles of Incorporation
If Proposal 4 of the proxy statement is approved, a new Article X would be added to OMNOVA’s Amended and Restated Articles of Incorporation, and current Article X would be renumbered to Article XI. New Article X would read as follows:
“ARTICLE X
In any election of nominees to the Board of Directors of the Corporation (the “Board”) at an annual meeting of the shareholders, if the number of nominees for election to the Board is less than or equal to the number of directorships to be filled in such election (an “Uncontested Election”), then each individual nominated shall be elected to the Board if the votes cast “for” such nominee’s election exceeds the votes “against” such nominee’s election. If the number of nominees for election to the Board is greater than the number of directorships to be filled at the annual meeting of shareholders, then the nominees receiving the greatest number of votes cast “for” their election shall be elected to the available number of directorships. Neither abstentions nor “broker non-votes” shall count as votes “for” or “against” a nominee’s election.
Election of directors of the Corporation need not be by written ballot unless requested by the presiding officer of the annual meeting of the shareholders or by the holders of a majority of the voting power of the Corporation present in person or represented by proxy at a such meeting.”
Amendments to Code of Regulations
If Proposal 4 of the proxy statement is approved, Section 10 of OMNOVA’s Code of Regulations would be amended as follows (with strikethroughs reflecting language to be deleted and bolded language reflecting additions):
“10.    Number, Election, and Terms of Directors. Except as may be otherwise provided in any Preferred Stock Designation, the number of the directors of the Corporation will not be less than seven nor more than seventeen as may be determined from time to time only (i) by a vote of a majority of the Whole Board, or (ii) by the affirmative vote of the holders of at least 80% of the voting power of the Corporation, voting together as a single class. The directors, other than those who may be expressly elected by virtue of the terms of any Preferred Stock Designation, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in size as possible and consisting of not less than three directors in each class, designated Class I, Class II, and Class III. The directors first appointed to Class I will hold office for a term expiring at the annual meeting of shareholders to be held in 2000; the directors first appointed to Class II will hold office for a term expiring at the annual meeting of shareholders to be held in 2001; and the directors first appointed to Class III will hold office for a term expiring at the annual meeting of shareholders to be held in 2002, with the members of each class to hold office until their successors are elected. Except as may be otherwise provided in any Preferred Stock Designation, at each annual meeting of the shareholders of the Corporation, the successors of the class of directors whose terms expire at that meeting shall be elected under the voting standards set forth in Article X of the Corporation’s Articles of Incorporation ~~by plurality vote of all votes cast at such meeting~~ to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Except as may be otherwise provided in any Preferred Stock Designation, directors may be elected by the shareholders only at an annual meeting of shareholders. No decrease in the number of directors constituting the Board of Directors may shorten the term of any incumbent director. Election of directors of the Corporation need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the voting power of the Corporation present in person or represented by proxy at a meeting of the shareholders at which directors are to be elected.”

A-1

Amendment to Corporate Governance Guidelines
If Proposal 4 of the proxy statement is approved, the Board will amend OMNOVA’s Corporate Governance Guidelines to adopt the following policy regarding directors who do not receive an affirmative majority vote to be re-elected in an uncontested election of directors:
“Director Resignation Policy for Uncontested Elections. If, in an Uncontested Election, a nominee is an incumbent director and the number of votes “against” the incumbent director exceeds the number of votes “for” the incumbent director, then the incumbent director shall be considered a “Holdover Director.” A Holdover Director shall, promptly following certification of the results of the election, submit to the Chair of the Compensation and Corporate Governance Committee a written offer to resign as a director. The Compensation and Corporate Governance Committee shall consider the resignation and make a recommendation to the Board whether to accept or reject it. Within 90 days following certification of the results of the election, the Board will act on the Compensation and Corporate Governance Committee’s recommendation and, if the Board determines to retain the Holdover Director, disclose to the Corporation’s shareholders the reasons for its decision. The Holdover Director shall not participate in any discussion or decision regarding the resignation offer, but shall have all other rights and obligations of a director of the Corporation. If the Board rejects the resignation offer, such Holdover Director shall be a full director with all of the rights and obligations of a director of the Corporation. For purposes of this paragraph, an “Uncontested Election” shall mean an election in which the number of nominees for election to the Board is less than or equal to the number of directorships to be filled in such election.”

A-2

Annex B - Amendments to Code of Regulations
authorizing the Board to amend the Code
to the extent permitted under Ohio law
If Proposal 4 of the proxy statement is approved, Regulation 35 of OMNOVA’s Code of Regulations would be amended as follows (with bolded language reflecting additions):
“35.    Amendments. Except as otherwise provided by law or by the Articles of Incorporation or this Code of Regulations, these Regulations or any of them may be (a) amended in any respect or repealed at any time at any meeting of shareholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been described or referred to in the notice of such meeting or (b) amended by the Board of Directors (to the extent permitted by Ohio law). Notwithstanding the foregoing sentence or anything to the contrary contained in the Articles of Incorporation or this Code of Regulations, Regulations 1, 3(a), 8, 10, 11, 12, 13, 30 and 35 may not be amended or repealed by the shareholders, and no provision inconsistent therewith may be adopted by the shareholders, without the affirmative vote of the holders of at least 80% of the voting power of the Corporation, voting together as a single class . Notwithstanding the foregoing provisions of this Regulation 35, no amendment to Regulations 30, 31 or 32 will be effective to eliminate or diminish the rights of persons specified in those Regulations existing at the time immediately preceding such amendment.”

B

Annex C - OMNOVA Solutions Inc.
Employee Share Purchase Plan
The OMNOVA Solutions Employee Share Purchase Plan (the "Plan") was adopted by the Board of Directors of OMNOVA Solutions Inc. (the “Company”) on January 21, 2016 and approved by the shareholders of the Company on March 17, 2016. The Plan is not intended to qualify as an “employee stock purchase plan” for purposes of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
1.    PURPOSE.  This Plan provides Eligible Employees (as defined below) of the Company and its subsidiaries with an opportunity to purchase Company common shares, par value $0.10 per share (“Common Shares”), through payroll deductions. The purpose of the Plan is to encourage equity ownership and facilitate an ownership culture among a broad cross section of the Company’s employees, further aligning employees’ interests with those of the Company’s shareholders. The Board believes the Plan will enhance good employee relationships and provide a competitive advantage in the attraction and retention of highly-qualified employees.
2.    ADMINISTRATION.  The Compensation and Corporate Governance Committee of the Company, or its successors, assigns, or delegates (the "Plan Administrator"), will administer the Plan, maintain records, send statements of account to participants, and perform other administrative duties relating to the Plan. The Plan Administrator is hereby authorized to delegate all or any part of its duties to any one or more members of management, any committee comprised of members of management, or to any third-party administrator or administrators from time to time. If the Plan Administrator determines that the Company’s obligations under this Plan to acquire Common Shares on behalf of Eligible Employees should be conducted through the purchase of Common Shares in the open market, the Plan Administrator shall designate a third-party purchasing agent who, in addition to any other delegated duties to that agent, shall acquire the Common Shares on the Plan Administrator’s behalf (such third party purchasing agent, a “Purchasing Agent”). Any Purchasing Agent shall have full authority to determine in its sole discretion the times and the prices at which such purchases will be made, consistent with the requirements of the Plan. The Company reserves the right to replace any third-party delegate or Purchasing Agent at any time in its sole discretion. Except as set forth below, the Plan Administrator shall have full power and authority to designate the employees who are eligible to participate in the Plan (each an "Eligible Employee"), to interpret the provisions of the Plan, and to supervise the administration of the Plan. All decisions of the Plan Administrator shall be final.
3.    ERISA.  This Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not a qualified plan under Section 401(a) or any other applicable Section of the Code.
4.    SHARES SUBJECT TO THE PLAN.  All Common Shares purchased under the Plan will be purchased from the Company, on the open market, or otherwise from sources other than the Company, provided that Common Shares purchased by an employee an officer of the Company within the meaning of Section 16 of the Securities Exchange Act, as amended (the "Exchange Act"), and the regulations thereunder shall be purchased from the Company. The total number of Common Shares that may be offered and sold under this Plan may not exceed 500,000, subject to adjustment in accordance with Paragraph 21 hereof. If on any Investment Date the number of Common Shares requested to be purchased exceeds the number of Common Shares then available under the Plan, the Plan Administrator will make a pro rata allocation of the Common Shares available for purchase in as uniform a manner as practicable and it shall determine to be equitable, and any funds remaining in the Participants’ Plan accounts will be returned to the Participants.
5.    ELIGIBLE EMPLOYEES.  The Plan Administrator has full power and authority to designate the employees who are Eligible Employees. Except as otherwise determined by the Plan Administrator in its sole discretion, Eligible Employees shall include any U.S.-based, full-time employee of the Company and its subsidiaries. Notwithstanding the foregoing, any person who, prior to or immediately following the acquisition of Common Shares on his or her behalf under this Plan, would own stock representing five percent or more of the total combined voting power or value of all classes of stock of the Company (after application of the rules for determining stock ownership under Section 424(d) of the Code and treating stock which the employee may purchase under outstanding options as owned by the employee), such person shall immediately cease to be an Eligible Employee. Participation by Eligible Employees is entirely voluntary.
6.    OFFERING OF SHARES.  The Common Shares subject to this Plan shall be offered to each Eligible Employee who properly completes an authorization form for the Plan ("Authorization Form"). A completed Authorization Form may be returned to the Plan Administrator or its designees in the manner prescribed by the Plan Administrator and communicated to Eligible Employees from time to time. Subject to Paragraph 15, below, Eligible Employees may enroll in the Plan at any time; however, an Eligible Employee’s participation in the Plan will only become effective on, and payroll deductions shall only be made after, the first day of the next Offering Period after a properly completed Authorization Form has been returned to the Plan Administrator. For purposes of this Plan, the term “Offering Period” shall mean the period beginning on the first day of a calendar month and ending on the last day of the same calendar month.
7.    PARTICIPANT PLAN ACCOUNTS. The payroll deductions withheld during an Offering Period on behalf of each participating Eligible Employee (a “Participant”) shall be credited, for bookkeeping purposes, to the Participant's Plan account. No interest shall be credited to such Plan account. The funds credited to the Plan accounts shall be segregated from, and not commingled with, other funds of the Company. Common Shares, including fractional shares (to five decimals), purchased under the Plan for each Participant will also be credited to the Plan account of the Participant.
8.    INVESTMENT DATE. With the respect to all payments made by the Participant under the Plan, "Investment Date" means the 15th day of the month immediately following an Offering Period, except that if such date falls on a Saturday, Sunday, or a day on which the New York Stock Exchange is not open for trading, then the next available trading day on the New York Stock Exchange.
9.    PURCHASE OF SHARES. Payroll deductions for each Participant during an Offering Period will be retained by the Plan Administrator or its designees until the respective Investment Date for such Offering Period. If the Common Shares are purchased from the Company, the funds from payroll deductions will be invested on the Investment Date for that Offering Period. If the Common Shares are purchased from sources other than the Company, the payroll deductions will be forwarded to the Purchasing Agent and will be invested as soon as practicable beginning on the Investment Date and in any event prior to the next succeeding Investment Date. No interest will be paid on any payroll deductions during the time they are held by the Plan Administrator or its designees prior to the Investment Date.
10.    LIMITATIONS ON THE PURCHASE OF SHARES.  Participants may not authorize a payroll deduction of less than $10 per pay period, nor more than $975 per pay period. Notwithstanding the foregoing, no Participant may contribute funds to the Plan in excess of $25,000 in any calendar year. Once a Participant’s contributions during the calendar year have exceeded $25,000, no further payroll deductions will be taken until the next calendar year.
11.    REPORTS TO PARTICIPANTS.  Each Participant will receive an account statement for each Offering Period in which the Participant had payroll deductions withheld. These statements are a record of the date and cost of purchases made and should be retained for income tax purposes. In addition, each Participant will receive, from time to time, copies of all reports, proxy statements, and other communications distributed to holders of the Common Shares generally. Each Participant will receive annually Internal Revenue Service Information on Form 1099 for reporting dividend and other income, to the extent applicable. Notwithstanding the foregoing, if such materials, reports, and public filings, or information equivalent to such materials, reports, and public filings, are available to Participants electronically, then the Participant shall not receive paper copies of such documents except to the extent required by law.

12.    AMENDMENT OR TERMINATION OF PAYROLL DEDUCTIONS.  A Participant may notify the Plan Administrator that he or she wishes to amend or terminate his or her ongoing payroll deductions in the manner prescribed by the Plan Administrator and communicated to Participants from time to time. Subject to Paragraph 15, below, a Participant may deliver such notices at any time; however, no amendment will become effective until the first day of the next Offering Period following the date notice is given. Upon notifying the Plan Administrator that he or she wishes to terminate participation in the Plan, all rights to purchase Common Shares through the Plan shall end, and any uninvested funds currently held in the Participant’s Plan account shall be remitted to the Participant. Any amended payroll deduction specified by a Participant shall comply in all respects with Paragraph 10.
13.    PURCHASE PRICE.  Participants will receive a 15% discount from the trading value of Common Shares purchased through the Plan. The purchase price for Common Shares purchased from the Company will be 85% of the closing price of the Common Shares on the New York Stock Exchange ("NYSE") on the Investment Date. The purchase price for Common Shares purchased from sources other than the Company will be 85% of the weighted average price paid by the Purchasing Agent in all such purchases made with respect to the applicable Investment Date. No commission or service charge shall be required of a Participant in connection with purchases under the Plan. In no event may previously unissued Common Shares be issued at a price less than the par value of the Common Shares.
14.    TERMINATION OF EMPLOYMENT.  If a Participant terminates his or her employment with the Company or its subsidiaries, the Participant’s participation in the Plan shall immediately terminate and the balance of the uninvested funds in the Participant's Plan account shall be remitted to the Participant. As soon as is administratively feasible after the termination, the Plan Administrator will convert the Participant's account to a regular brokerage account with a dividend reinvestment feature, if applicable. In connection with the termination of a Participant's account, if a Participant so requests in writing, and subject to Paragraph 15, below, the Plan Administrator will sell through the Purchasing Agent any full Common Shares that the Participant requests the Plan Administrator to sell, and deliver to the Participant the proceeds, less any brokerage fee or commission, any transfer tax, and any other administrative costs of such sale.
15.    RESTRICTIONS ON SPECIFIED EMPLOYEES; PROHIBITION ON INSIDER TRADING.  Notwithstanding any other provision contained herein, any Eligible Employee or Participant (as applicable) who is also subject to the OMNOVA Solutions Directive on Pre-Clearance of Transactions in OMNOVA Shares may only elect to participate in the Plan, or amend or terminate his or her ongoing payroll deductions, if such Eligible Employee has received pre-clearance consistent with the requirements of such directive. Additionally, all Eligible Employees and Participants (as applicable) are prohibited from electing to participate in the Plan, or amending or terminating his or her ongoing payroll deductions, at any time he or she is in position of material, non-public information concerning the Company.
16.    TRANSFERABILITY OF PLAN INTEREST AND COMMON SHARES.  A Participant may not transfer his or her right to purchase Common Shares under this Plan at any time, and such right may be exercised during the Participant's lifetime only by the Participant or by his or her legal representatives. Common Shares held in the account of a Participant under the Plan may not be pledged or assigned, and any such purported pledge or assignment shall be void. A Participant who wishes to pledge or assign any Common Shares in the Participant's Plan account must first withdraw the Common Shares from the Plan account.
17.     RIGHTS AS A SHAREHOLDER. Common Shares in a Participant's Plan account will be held in the name of the Company, the Plan Administrator, or the Plan Administrator’s designee. Notwithstanding the foregoing, the number of Common Shares in a Participant's Plan account will be shown on the Participant's account statement or its electronic equivalent. Otherwise, subject to Paragraph 18, a Participant shall have all of the rights of a holder of Common Shares, including with respect to the payment of dividends (if any), and voting the Common Shares at any annual or special meeting of Company shareholders.

18.    DIVIDEND REINVESTMENT.  Dividends, if any, payable with respect to the Common Shares in the Participant's Plan account, including a pro rata dividend on any fractional Common Shares, will be automatically reinvested in whole or fractional Common Shares and such additional Common Shares shall also be added to the Participant's Plan account. Any dividend payable in Common Shares or split shares distributed by the Company on Common Shares in a Participant's Plan account will be added to such account.
19.    WITHDRAWAL OR SALE OF SHARES FROM PLAN ACCOUNT.  A Participant may withdraw Common Shares from his or her account at any time. If a participant requests that Common Shares in the account be sold, and if the request cannot be fully accommodated with Common Shares in the Participant’s Plan account other than Common Shares that were purchased less than one year from their Investment Date, the amount of the purchase price discount related to such Common Shares may, in the discretion of the Plan Administrator, be deducted from the sale proceeds by the Plan Administrator, be invoiced directly to the Participant, or the amount of Common Shares in the Participant’s Plan account related to the discount may be withheld by the Plan Administrator. Common Shares in a Participant's Plan account held for more than one year from the Investment Date may be withdrawn by a Participant by notifying the Plan Administrator in the manner prescribed by the Plan Administrator and communicated to Participants from time to time. Whole Common Shares so withdrawn will be issued to and registered in the name of the Participant, unless the Participant requests the Plan Administrator sell such shares for the Participant's account. If a Participant requests such sale, the sale will be made by the Purchasing Agent for the Participant's account within a reasonable time after the Participant's withdrawal is processed. The Participant will be entitled to receive the remaining proceeds from such sale, less any brokerage fees or commissions, any transfer tax, and any other administrative costs of sale, which fees and costs will either be deducted from the sale proceeds or invoiced directly to the Participant.
20.    FEDERAL TAX CONSEQUENCES.  The following is a brief summary of the U.S. federal income tax consequences applicable to purchases of Common Shares under the Plan based on federal income tax laws in effect on the date this Plan was adopted. This summary is not exhaustive and does not address all matters that may be relevant to a particular Participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, or other tax laws other than federal income tax law. Because individual circumstances may vary, the Company advises all Participants to consult their own tax advisor concerning the tax implications of awards granted under the Plan.
The Plan is not intended to qualify as, and will not be treated by the Company as, an “employee stock purchase plan” for purposes of Section 423 of the Code. The amount of the purchase price discount attributable to purchases made under the Plan will be treated for federal income tax purposes as ordinary compensation to the Participant in the Participant’s taxable year in which the applicable purchase is made. In addition, in the case of Common Shares purchased from sources other than the Company, any commission and brokerage fees paid by the Company on the Participant’s behalf in connection with such purchases will be taxable as ordinary compensation income to Participants as ordinary compensation to the Participant in the Participant’s taxable year in which the applicable purchase is made, and in an amount equal to each Participant's pro rata share of such commission and fees. Participants will also be subject to federal income tax, unemployment, social security, and medicare taxes on the amount of any purchase price discount described in Paragraph 13, above and on the amount of any commission and brokerage fees paid by the Company on the Participant’s behalf pursuant to the Plan. Appropriate taxes will be withheld from the compensation otherwise payable to employees participating in the Plan, or the Company may require a Participant to make arrangements satisfactory to the Company for the payment of such tax withholding.
21.    ADJUSTMENTS UPON CHANGE IN SHARES.  In the event of any change in the Common Shares subject to the Plan by reason of a merger, consolidation, reorganization, or other corporate transactions, or of a stock dividend, stock split, or other capital adjustment, the total number and class of shares that may be offered and sold under this Plan shall be adjusted accordingly.

22.    TERMINATION OR AMENDMENT OF THE PLAN.  The Plan Administrator may amend, suspend, modify, or terminate the Plan at any time; provided, however, that any amendment that must be approved by the shareholders of the Company to comply with applicable law or the rules of the New York Stock Exchange, or such other exchange on which the Common Shares may then be listed, shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for shareholder approval shall not be construed to limit the Company’s authority to offer similar or dissimilar benefits under other plans without shareholder approval consistent with the rules of the New York Stock Exchange, or such other exchange on which the Common Shares may then be listed. Notice of any such amendment, suspension, modification, or termination will be sent to all Participants. Any amendment shall conclusively be deemed to be accepted by Participants, unless prior to the effective date of such amendment as set forth in the notice, the Plan Administrator receives written notice of termination of the Participant's account.
23.    COMPLIANCE WITH SECURITIES LAWS.  No Common Shares may be purchased under this Plan until the Company has taken all actions that the Company determines are required to be taken to comply with the Securities Act of 1933, as amended, the Exchange Act, the Ohio Securities Act, as amended, any other applicable state or federal securities laws, and the listing standards of any exchange on which the Common Shares may be listed.
23.    EFFECTIVE DATE; TERM.  This Plan shall become effective immediately upon the filing of a Registration Statement with the Securities and Exchange Commission covering the Common Shares to be offered hereby. The Plan shall continue in effect for a term of ten (10) years from the effective date, unless sooner terminated pursuant to Paragraph 22, above.

Annex D - GAAP to Non-GAAP Reconciliation Tables

Twelve Months Ended November 30, 2015

Reconciliation of Segment Sales and Operating Profit to Adjusted Segment Operating Profit and Adjusted Income from Continuing Operations

(Dollars in millions except per share data)	Performance Chemicals	Engineered Surfaces	Corporate	Consolidated
Sales	$608.1	$229.9	$—	$838.0

Segment Operating Profit / Corporate Expense	$15.9	$18.9	$(27.6)	$7.2
Interest Expense	—	—	(28.3)	(28.3)
Income (loss) From Continuing Operations Before Income Taxes	15.9	18.9	(55.9)	(21.1)
Management Excluded Items
Restructuring and severance	4.3	1.5	.1	5.9
Accelerated depreciation on production transfer	5.8	—	—	5.8
Operational improvements costs	5.0	—	.4	5.4
Acquisition and integration related expense	—	—	.4	.4
Environmental costs	2.8	.2	—	3.0
Debt issuance costs write-off	—	—	.6	.6
Other financing costs	—	—	1.0	1.0
Shareholder activist costs	—	—	1.9	1.9
Asset impairment, facility closure costs and other	18.4	1.6	.6	20.6
Subtotal for Management Excluded Items	36.3	3.3	5.0	44.6
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$52.2	$22.2	$(50.9)	$23.5
Tax Expense (30% rate)*				$(7.0)
Adjusted Income From Continuing Operations				$16.5
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations				$.36

*Tax rate is based on the Company's estimated normalized annual effective tax rate

D-1

Twelve Months Ended November 30, 2014

Reconciliation of Segment Sales and Operating Profit to Adjusted Segment Operating Profit and Adjusted Income from Continuing Operations

(Dollars in millions except per share data)	Performance Chemicals	Engineered Surfaces	Corporate	Consolidated
Sales (Inter-group eliminations)	$746.5	$241.1	$(.2)	$987.4

Segment Operating Profit / Corporate Expense	$46.2	$19.2	$(20.8)	$44.6
Interest Expense	—	—	(32.9)	(32.9)
Income (Loss) From Continuing Operations Before Income Taxes	46.2	19.2	(53.7)	11.7
Management Excluded Items
Restructuring and severance	.5	.2	—	.7
Accelerated depreciation on production transfer	2.2	—	—	2.2
Environmental costs	1.0	—	—	1.0
Gain on settlement of note receivable	—	(1.1)	—	(1.1)
Debt issuance costs write-off	—	—	.8	.8
Other financing costs	—	—	2.4	2.4
Asset impairment, facility closure costs and other	—	.2	.6	.8
Subtotal for Management Excluded Items	3.7	(.7)	3.8	6.8
Adjusted Segment Operating Profit / Corporate Expense from Continuing Operations before Income Taxes	$49.9	$18.5	$(49.9)	$18.5
Tax Expense (30% rate)*				(5.6)
Adjusted Income From Continuing Operations				$12.9
Adjusted Diluted Earnings Per Share from Adjusted Income from Continuing Operations				$.28

*Tax rate is based on the Company's estimated normalized annual effective tax rate.

D-2

PRELIMINARY COPY - SUBJECT TO COMPLETION

OMNOVA SOLUTIONS

OMNOVA SOLUTIONS INC.
25435 HARVARD ROAD
BEACHWOOD, OH 44122

VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., EDT, on March 16, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., EDT, on March 16, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M98860-P70723-Z66706

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OMNOVA SOLUTIONS INC.

The Board of Directors recommends you vote FOR the following three director nominees:

	For All	Withhold All	For All Except
1. Election of Directors:	☐	☐	☐

To a three-year term expiring at the 2019 Annual Meeting.

Nominees:

01) David J. D'Antoni
02) Steven W. Percy
03) Allan R. Rothwell

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

7. Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournment(s) thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)/Title	Date

PRELIMINARY COPY - SUBJECT TO COMPLETION

ADMISSION TO ANNUAL MEETING

The top half of this proxy card and Notice of Internet Availability of Proxy Materials is your admission ticket if you plan to attend the annual meeting in person. Please bring it to the meeting with a form of government-issued photo identification.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

M98861-P70723-Z66706

OMNOVA SOLUTIONS

Proxy - OMNOVA Solutions Inc.

2016 Annual Meeting of Shareholders - March 17, 2016
This proxy is Solicited On Behalf of the Board of Directors of the Company

The undersigned hereby appoints JAMES C. LeMAY, PAUL F. DeSANTIS, FRANK P. ESPOSITO and each of them, his or her proxy, with power of substitution, to represent and vote all Common Shares of OMNOVA Solutions Inc. for which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. on March 17, 2016 at OMNOVA Solutions' World Headquarters, 25435 Harvard Road, Beachwood, Ohio 44122, and at any postponements or adjournments thereof, with all the powers which the undersigned would possess if personally present at the Annual Meeting, and appoints the proxy holders to vote as directed on the reverse and in accordance with their judgment on matters incident to the conduct of the meeting and any matters of other business referred to in Item 7.

This card also constitutes your voting instructions for any and all shares held of record by Computershare for your account in the Company's Dividend Reinvestment Plan and will be considered to be CONFIDENTIAL VOTING INSTRUCTIONS to the Plan Trustee with respect to Shares held for your account under the OMNOVA Solutions Retirement Savings Plan. If the shares are held in the OMNOVA Solutions Retirement Savings Plan, your voting instructions must be received by 11:59 p.m. on March 15, 2016 in order to communicate your instructions to the Plan Trustee who will then vote the shares as instructed. Any Plan shares for which instructions are not received by the deadline stated above will be voted by the Plan Trustee in the same proportion as it votes Plan shares for which it did receive timely instructions.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, this proxy will be voted FOR all nominees identified in Proposal 1 and FOR Proposals 2 through 6. In their discretion, the Proxies are authorized to vote upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournment(s) thereof.
(Items to be voted appear on reverse side.)

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

*** Exercise Your *Right* to Vote ***

OMNOVA SOLUTIONS INC.

OMNOVA SOLUTIONS

OMNOVA SOLUTIONS INC.
25435 HARVARD ROAD
BEACHWOOD, OH 44122

M98872-P70723-Z66706

Meeting Information

Meeting Type: Annual
For holders as of: January 19, 2016
Date: March 17, 2016 **Time:** 9:00 a.m. EDT
Location: OMNOVA Solutions'
World Headquarters
25435 Harvard Road
Beachwood, Ohio 44122

For directions to the meeting, please call OMNOVA Solutions Inc. at (216) 682-7000.

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT   ANNUAL REPORT   FORM 10-K

How to View Online:
Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, as well as documents for future meetings, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before March 3, 2016 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M98873-P70723-Z66706

Voting Items

The Board of Directors recommends you vote FOR the following three director nominees:

1. Election of Directors to a three-year term expiring at the 2019 Annual Meeting.

Nominees:

01) David J. D'Antoni
02) Steven W. Percy
03) Allan R. Rothwell

The Board of Directors recommends you vote FOR the following proposals:

3. Approval, on an advisory basis, of executive compensation for the executive officers named in the proxy statement.

7. Upon matters incident to the conduct of the meeting and such other business as may properly come before the meeting or any adjournment(s) thereof.

M98874-P70723-Z66706